EXECUTION VERSION

Exhibit 10.16
DATE NOVEMBER 6 2018
_________________________________________________________________
FORESCOUT TECHNOLOGIES, INC.
as the Purchaser
and
SECURITYMATTERS HOLDING B.V.
EMERALD CLEANTECH FUND III LP
EMERALD INDUSTRIAL INNOVATION FUND LP
KPN VENTURES B.V.
PHOENIX CONTACT VENTURE FUNDS I GmbH
ROBERT BOSCH VENTURE CAPITAL GmbH
MR. ALESSANDRO FOTI
and
MR. CLIFF GREGORY
as the Sellers
and
BOLZONSOFT B.V., ETALLE B.V. and ZAMBON B.V.
as the shareholders of SecurityMatters Holding B.V. solely for purposes of Clause 7.5 and Clause 7.6.2
and
MR. DAMIANO BOLZONI, MR. SANDRO ETALLE AND MR. EMMANUELE ZAMBON
as the Founders, solely for purposes of Clause 13.1 and Schedule 7
and
HALSTEN M&A B.V.
as the Sellers’ Representative
________________________________________________________________________
SHARE PURCHASE AGREEMENT FOR THE SALE AND PURCHASE OF
THE ENTIRE SHARE CAPITAL OF SECURITYMATTERS B.V.
________________________________________________________________________

CONTENTS
1.DEFINITIONS AND INTERPRETATION    4
2.SALE, PURCHASE AND TRANSFER OF THE SHARES    26
3.TOTAL CONSIDERATION AND PAYMENT    28
4.ADJUSTMENT TO THE INITIAL CONSIDERATION    31
5.CONDITIONS    33
6.[RESERVED]    36
7.COMPLETION    36
8.WARRANTIES    41
9.[RESERVED]    43
10.LIABILITY    43
11.INDEMNITIES    45
12.CLAIMS    48
13.COVENANTS    50
14.SELLERS’ REPRESENTATIVE    51
15.CONFIDENTIALITY AND ANNOUNCEMENTS    53
16.MISCELLANEOUS    54
17.GOVERNING LAW AND JURISDICTION    58
SCHEDULE 1: OVERVIEW SELLERS’ SHAREHOLDINGS70
SCHEDULE 2: DISCLOSURE LETTER71
SCHEDULE 3-A: HOLDBACK ESCROW AGREEMENT72
SCHEDULE 3-B: INDEMNITY ESCROW AGREEMENT73
SCHEDULE 3-C: ADJUSTMENT ESCROW AGREEMENT74
SCHEDULE 4: THE SELLERS’ WARRANTIES75
SCHEDULE 5: THE PURCHASER’S WARRANTIES110
SCHEDULE 6: WARRANTY LIMITATIONS111
SCHEDULE 7: PROTECTIVE COVENANTS115
SCHEDULE 8-A: WARRANTY INSURANCE117
SCHEDULE 8-B: WARRANTY INSURANCE COSTS118
SCHEDULE 9-A: KEY EMPLOYEES119

2

THIS AGREEMENT is made as of November 6, 2018,
BETWEEN:

(1)
FORESCOUT TECHNOLOGIES, INC., a corporation organized under the laws of the State of Delaware, USA, having its registered address at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, USA 19808 and its principal place of business at 190 West Tasman Drive, San Jose, California 95134, USA (the Purchaser);

(2)
SECURITYMATTERS HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Eindhoven, the Netherlands, registered with the trade register (handelsregister) of the Chamber of Commerce (Kamer van Koophandel) under number 08214020 (Company Holding);

(3)
KPN VENTURES B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Groningen, the Netherlands, registered with the trade register (handelsregister) of the Chamber of Commerce (Kamer van Koophandel) under number 02052969 (KPNV);

(4)	EMERALD CLEANTECH FUND III LP, a limited partnership under the laws of Guernsey, registered with the Register of Limited Partnerships of the Island of Guernsey under number 1382 (ECF);

(5)	EMERALD INDUSTRIAL INNOVATION FUND LP, a limited partnership under the laws of Guernsey, registered with the Register of Limited Partnerships of the Island of Guernsey under number 2550 (EIF);

(6)
PHOENIX CONTACT VENTURE FUNDS I GmbH, a private company with limited liability incorporated under the laws of Germany, having its corporate seat in Blomberg, Germany, registered with the Amtsgericht Lemgo under number HRB 8593 (PCVF);

(7)
ROBERT BOSCH VENTURE CAPITAL GmbH, a private company with limited liability incorporated under the laws of Germany, having its corporate seat in Gerlingen, Germany, registered with the Commercial Register in Stuttgart under number HRB 724692 (RBVC);

(8)	MR. ALESSANDRO FOTI, a private individual (ARF);

(9)	MR. CLIFF GREGORY, a private individual (CGH); and

(10)
HALSTEN M&A B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, registered with the trade register (handelsregister) of the Chamber of Commerce (Kamer van Koophandel) under number 72136324 (the Sellers’ Representative).

Company Holding, ECF, EIF, KPNV, PCVF, RBVC, ARF and CGH are hereinafter jointly also referred to as the Sellers and each as a Seller. The Purchaser, the Sellers, the Founders and the Sellers’ Representative are hereinafter jointly also referred to as the Parties and each as a Party.
WHEREAS:

(A)
The Sellers together hold full legal and beneficial title to all issued and outstanding shares (the Shares) in the capital of SecurityMatters B.V., a private company with limited liability (besloten vennootschap

3

met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Eindhoven, the Netherlands and its registered address at John F. Kennedylaan 2, 5612AB Eindhoven, the Netherlands, registered with the trade register (handelsregister) of the Chamber of Commerce (Kamer van Koophandel) under number 08214012 (the Company).

(B)	On the date hereof, the Shares are held as detailed in the overview of the Sellers’ shareholdings in the Company attached hereto as Schedule 1.

(C)	The Sellers wish to sell and transfer to the Purchaser, and the Purchaser wishes to acquire from the Sellers, the Shares, all on the terms and subject to the conditions set out in this Agreement.

(D)
The Parties have complied with the provisions of the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2015 ter bescherming van de belangen van werknemers) and the Dutch Works Council Act (Wet op de Ondernemingsraden), to the extent applicable.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement, unless the context otherwise requires:

Actual Cash:	means the total amount of Cash, as finally determined in accordance with Clause 4.

Actual Debt:	means the total amount of Debt, as finally determined in accordance with Clause 4.

Actual Seller Transaction Costs:	means the total amount of the Seller Transaction Costs, as finally determined in accordance with Clause 4.

Actual Working Capital:	means the total amount of Working Capital, as finally determined in accordance with Clause 4.

Adjustment:	means the amount calculated and payable in accordance with Clause 4.1.2.

Adjustment Escrow Account:
means the escrow account opened by the Parties with the Escrow Agent on or before the Completion Date, which escrow account shall be operated by the Escrow Agent in accordance with the provisions of the Adjustment Escrow Agreement.

Adjustment Escrow Agreement:
means the escrow agreement to be entered into, on or before the Completion Date, between the Sellers’ Representative, the Purchaser and the Escrow Agent, in the Agreed Form attached hereto as Schedule 3-C, in order to secure claims in relation to any Adjustment that may be repayable by the Sellers.

Adjustment Escrow Amount:
means an amount of $500,000, which will serve as security for Adjustment that may be repayable by the Sellers and will be released following the final determination of any Adjustment in accordance with the provisions of the Adjustment Escrow Agreement.

Affiliate:
means (i) solely for the purposes of paragraph A.3.1, A.3.6 and A.4.4 of Schedule 4 and for the purposes of paragraph 1 of Schedule 7, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise, and (ii) for all other purposes under this Agreement, the ultimate parent of a Party and any and all Persons with respect to which now or hereafter the ultimate parent of a Party, directly or indirectly, holds more than fifty percent (50%) of the nominal value of the share capital issued, or more than fifty percent (50%) of the voting power at general meetings, or has the power to appoint and to dismiss a majority of the directors or otherwise to direct the activities of such Person.

Agreed Form:	means in relation to a document, such document in the terms agreed between the Parties, with such alterations as may be agreed in writing between the Parties from time to time.

Agreement:	means this share purchase agreement, including the schedules and annexes attached hereto, as the same may be amended, modified or supplemented from time to time.

Alternative Proposal:	means any inquiry, proposal or offer relating to an Alternative Transaction.

Alternative Transaction:
means any direct or indirect acquisition of all or any portion of the assets of or Equity Interests in any Group Company by any Person other than Purchaser or its Affiliates (other than acquisitions of Equity Interests by Employees pursuant to employee benefit arrangements in existence as of the Signing Date), or any other transaction the consummation of which would reasonably be expected to prevent or materially impede, interfere with or delay the Transaction.

ARF:	has the meaning as defined on the first page of this Agreement.

Base Consideration:	has the meaning as defined in Clause 3.1(a).

Business:	means the Group’s business of providing cybersecurity tools for critical infrastructure, industrial control systems and SCADA environments.

Business Day:	means a day (other than a Saturday or Sunday) on which banks are generally open in Amsterdam, the Netherlands and San Francisco, California, USA for normal business.

Cash:
means, without duplication, (i) any cash and cash equivalents of the Group, whether on hand or in deposit, checking, brokerage or other accounts provided by financial institutions, on a consolidated basis as of 11:59 pm CET on the date immediately prior to the Completion Date, in each case to the extent constituting “cash and cash equivalents” determined in accordance with EU-IFRS, plus (ii) any un-cleared deposits of the Company, minus (iii) any cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company but not cleared prior to Completion (each of clauses (i) and (ii) determined as of 11:59 pm CET on the date immediately prior to the Completion Date); provided, however, that, other than the Rental Deposits, Cash shall not include any cash or cash equivalents subject to any legal or contractual restriction on the ability to transfer or use such cash or cash equivalents for any lawful purpose, including security deposits, collateral reserve accounts, escrow accounts, custodial accounts and other similar restricted cash or cash equivalents. These Cash restrictions do not apply and “Cash” shall not be otherwise reduced hereunder with respect to any tax or other cost or liability imposed or incurred on the repatriation of Cash by Purchaser or, following the Completion, any Group Company.

Change in Control Payments:
means, without duplication, (i) any severance or termination pay, change in control, transaction, retention, bonus, profit-sharing or other similar compensation, benefits or payments to any Service Provider, (ii) any payments made in connection with any of the Repriced Options and (iii) any increase of any benefits otherwise payable by any Group Company, in each case of the foregoing clauses (i), (ii) and (iii), which are or may become payable by or on behalf of the Purchaser’s Group or any Group Company, either alone or in connection with any other event, in connection with the execution and delivery of this Agreement or the Completion, under any Contract or Company Benefit Plan, or under any other plan, policy, agreement or arrangement. For the avoidance of doubt, the expenses related to termination of the employment of any Employee after the Completion shall not be deemed Change in Control Payments (nor shall they otherwise be deemed Seller Transaction Costs).

CHG:	has the meaning as defined on the first page of this Agreement.

Claim:	means any claim against the Sellers under this Agreement including a Warranty Claim and/or, as the case may be, an Indemnity Claim.

Company Guarantees:	has the meaning as defined in Paragraph A.4.2.

Company Holding:	has the meaning as defined on the first page of this Agreement.

Competing Business:	means any business which is, or is likely to be, competitive with the Business conducted at the Completion Date.

Completion:	means completion of the sale and purchase of the Shares in accordance with Clause 5.

Completion Balance Sheet:	has the meaning as defined in Clause 4.1.2(a).

Completion Date:	means the date on which Completion takes place.

Confidential Information:	has the meaning as defined in Clause 15.1.

Conditions:	means the conditions to the Completion set forth in Clause 5.1.

Consideration:	means the total consideration to be paid for the Shares and Options referred to in Clause 3.1.

Contract:
means any written or oral contract, agreement, plan, covenant, instrument, arrangement, obligation, understanding, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

Covered Data:	means Personal Data and Product Data.

Continuing Founder:	means Mr Damiano Bolzoni.

DCC:	means the Dutch Civil Code (Burgerlijk Wetboek).

Debt:
means, without duplication (whether or not then due and payable), to the extent they are incurred, prior to Completion by a Group Company (and in each case to the extent remaining unpaid as of 11.59 pm CET prior to the Completion Date: (i) all indebtedness or other obligations or liabilities (a) for borrowed money, whether current or funded, secured or unsecured, (b) evidenced by bonds, debentures, notes or similar instruments (whether or not convertible) or arising under indentures, and (c) in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital, (ii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar contingent payments) which are required to be classified and accounted for EU-IFRS as liabilities (other than ordinary course trade payables) (Deferred Purchase Price), (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under EU-IFRS as capital leases; (iv) all obligations arising out of any financial hedging, swap or similar arrangements, (v) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee, surety, performance, or appeal bond, or similar credit transaction; (vi) all guarantees of any indebtedness or other obligations or liabilities of a third party of a nature similar to the items described in clauses (i) through (v) above, to the extent of the indebtedness or other obligation or liability guaranteed; (vii) the aggregate amount of all accrued interest payable with respect to any of the items described in clauses (i) through (vi) above; and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any or all of the items described in clauses (i) through (vii) above were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

Deed of Transfer:	means the notarial deed of transfer for the Shares, to be executed in the Agreed Form on the Completion Date before the Notary pursuant to Clause 7.2.

Defaulting Party:	has the meaning as defined in Clause 7.3.

Deferred Revenue:	means the deferred revenue balance of the Group on a consolidated basis as of 11:59 pm CET on the date prior to the Completion Date, determined in accordance with EU-IFRS and consistent with IFRS 15.

Designated Promised Options:
means the options to purchase or otherwise acquire Shares promised by the Company and set forth on Paragraph A.4.7 (i) of the Disclosure Letter that are issuable to the individuals set forth on Schedule 9-C hereto and designated as “Designated Promised Options”.

Disclosed:	has the meaning as defined in Schedule 6 (Warranty Limitations), paragraph 1.

Disclosed Information:	means any facts, matters or other information Disclosed in this Agreement and/or the Disclosure Letter.

Disclosure Letter:	means the letter from the Sellers to the Purchaser, in the Agreed Form, dated as per the date hereof, attached hereto as Schedule 2.

Dispute:	has the meaning as defined in Clause 17.2.

ECF:	has the meaning as defined on the first page of this Agreement.

EIF:	has the meaning as defined on the first page of this Agreement.

Electronic Delivery:	has the meaning as defined in Clause 16.6.

Employment Agreements:
means the new employment agreements or the addenda to the employment agreements (as the case may be) executed in the Agreed Form on or prior to the date hereof by a Group Company or the Purchaser’s Group (as the case may be) and each of the Key Employees, to be effective upon the Completion.

Escrow Accounts:	means the Indemnity Escrow Account and/or the Holdback Escrow Account and/or the Adjustment Escrow Account, as the case may be and Escrow Account means any one of them.

Escrow Agent:	ABN AMRO Bank N.V.

Escrow Agreements:	means the Indemnity Escrow Agreement and/or the Holdback Escrow Agreement and/or the Adjustment Escrow Agreement, as the case may be and Escrow Agreement means any one of them.

Escrow Amounts:	means the Indemnity Escrow Amount and/or the Holdback Escrow Amount and/or the Adjustment Escrow Amount, as the case may be and Escrow Amount means any one of them.

Estimated Cash:
means the estimated amount of the Cash of the Group on a consolidated basis as of 11:59 pm CET on the date prior to the Completion Date, which estimated amount shall be notified by the Sellers’ Representative to the Purchaser in writing no later than five (5) Business Days prior to Completion in accordance with Clause 3.2.1.

Estimated Debt:
means the estimated amount of the Debt of the Group on a consolidated basis as of 11:59 pm CET on the date prior to the Completion Date, which estimated amount shall be notified by the Sellers’ Representative to the Purchaser in writing no later than five (5) Business Days prior to Completion in accordance with Clause 3.2.1.

Estimated Seller Transaction Costs:
means the estimated amount of the Seller Transaction Costs as of 11:59 pm CET on the date prior to the Completion Date, which estimated amount shall be notified by the Sellers’ Representative to the Purchaser in writing no later than five (5) Business Days prior to Completion in accordance with Clause 3.2.1.

Estimated Working Capital:
means the estimated amount of the Working Capital of the Group on a consolidated basis as of 11:59 pm CET on the date prior to the Completion Date, which estimated amount shall be notified by the Sellers’ Representative to the Purchaser no later than five (5) Business Days prior to Completion in accordance with Clause 3.2.1.

Equity Interests:
means, with respect to any Person, (i) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (ii) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (iii) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (iv) any indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.

EU-IFRS:	means the International Financial Reporting Standards as adopted by the EU and Part 9 of Book 2 of the DCC, consistently applied.

First Date:	has the meaning as defined in Clause 4.1.2(a).

Founders:	means Mr Damiano Bolzoni, Mr Sandro Etalle and Mr Emmanuele Zambon.

Fully Diluted Shares
means the sum of (a) the aggregate number of Shares that are issued and outstanding immediately prior to the Completion, calculated on an as converted to ordinary shares basis, plus (b) the aggregate number of Shares on an as converted to ordinary shares basis that are issuable upon full exercise, settlement, exchange or conversion of all Options and any other securities or rights (whether vested or unvested) that are convertible into, exercisable for or exchangeable for, Shares that are issued and outstanding immediately prior to the Completion; provided, however, that Fully Diluted Shares shall not include any Repriced Options or Designated Promised Options.

Fundamental Warranties:
means the Warranties referred to in paragraphs A.1 (Organization, authority and capacity of the Group Companies and the Sellers), A.3 (The Company and the Subsidiaries), A.4 (The Shares and Subsidiary Shares), I (Tax) and L (No Finder’s Fees).

Fundamental Warranty Breach:	has the meaning as defined in Clause 10.1.1.

Fundamental Warranty Claim:	has the meaning as defined in Clause 10.1.1.

Funds Flow:	has the meaning as defined in Clause 3.2.3.

Governmental Authority:
means, to the extent it has jurisdiction in respect of the relevant matter, any supranational, national, state, municipal, provincial, regional or local, judicial, arbitral, legislative, executive, administrative, regulatory or competition agency, entity, official or authority of the Netherlands, United States, European Union or any other jurisdiction or public international organization (i.e. World Bank, Red Cross, etc), any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority, political party, royal family, and any government-owned or controlled enterprise, organization, entity, business, or body.

Group or Group Companies:	means the Company and each of the Subsidiaries and Group Company means any one of them.

Holdback Amount:
means an amount in U.S. dollars equal to eight and one-third percent (8 1/3%) of the aggregate portion of the Initial Consideration payable to Company Holding before deducting any of the Escrow Amounts as set out in the Spreadsheet Certificate.

Holdback Escrow Account:
means the escrow account opened by the Purchaser and Company Holding with the Escrow Agent on or before the Completion Date, which escrow account shall be operated by the Escrow Agent in accordance with the provisions of the Holdback Escrow Agreement.

Holdback Escrow Agreement:
means the escrow agreement to be entered into, on or before the Completion Date, between Company Holding, the Purchaser and the Escrow Agent, in the Agreed Form attached hereto as Schedule 3-A, in order to secure payment of the Holdback Amount.

Holdback Escrow Amount:
means an amount equal to the Holdback Amount, which will serve as security for claims in relation to the payment of the Holdback Amount, 50% of which shall be released to Company Holding on the 1st anniversary of the Completion Date and the remaining 50% shall be released on the 2nd anniversary of the Completion Date, provided that the Service Condition is met on each of these dates and furthermore in accordance with the provisions of the Holdback Escrow Agreement.

Indemnified Party:	has the meaning as defined in Clause 11.1.1.

Indemnities:	means the Sellers’ obligation to indemnify the Purchaser as further specified in Clause 11.1.

Indemnity Claim:	means a claim by the Purchaser against the Sellers under the Indemnities.

Indemnity Escrow Account:
means the escrow account opened by the Parties with the Escrow Agent on or before the Completion Date, which escrow account shall be operated by the Escrow Agent in accordance with the provisions of the Indemnity Escrow Agreement.

Indemnity Escrow Agreement:
means the escrow agreement to be entered into, on or before the Completion Date, between the Sellers’ Representative, the Purchaser and the Escrow Agent, in the Agreed Form attached hereto as Schedule 3-B, in order to secure claims in relation to a breach of the Seller’s Warranties or the Indemnities and to secure claims in relation to any Adjustment that may be repayable by the Sellers.

Indemnity Escrow Amount:
means an amount of $11,325,000, which will serve as security for Claims and will be released until thirty (30) days after the date that is eighteen (18) months following the Completion Date in accordance with the provisions of the Indemnity Escrow Agreement.

Independent Accountant:	has the meaning as defined in Clause 4.1.2(c).

Initial Consideration:	has the meaning as defined in Clause 3.2.5.

Initial Consideration Certificate:	has the meaning as defined in Clause 3.2.1.

Initial Per Share Consideration:	means, with respect to each Share, a cash amount (without interest) equal to the quotient obtained by dividing (x) the Initial Consideration by (y) the Fully Diluted Shares.

Investor Indemnifying Parties:	means ECF, EIF, KPNV, PCVF and RBVC, and Investor Indemnifying Party means any one of them, as the context requires.

IP Warranties:	means the Warranties referred to in Section F and G of Schedule 4.

IP Warranty Breach:	has the meaning as defined in Clause 10.1.1.

IP Warranty Claim:	has the meaning as defined in Clause 10.1.1.

Key Employees:	means the individuals set forth on Schedule 9-A.

KPNV:	has the meaning as defined on the first page of this Agreement.

Laws or Law:
means any and all applicable statutes, directives, ordinances, decrees, judgments, orders, rules, regulations, constitution, principle of common law, resolution, ordinance, code, edict, writ, injunction, award, ruling, requirement or laws issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including any judicial or administrative interpretation thereof).

Liability or Liabilities:
means any liability, indebtedness, deficiency, guaranty, endorsement, obligation or commitment of any kind or nature, whether known or unknown, contingent, accrued, absolute, due or to become due, secured or unsecured, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under EU-IFRS.

Limitation Period:	has the meaning as defined in Schedule 6, clause 4.

Losses:
means, without duplication, any claims, damages, losses, liabilities, injuries, royalties, awards, judgments, settlements, demands, fines, deficiencies, penalties, Taxes, interest, fees, costs and expenses, as determined on the basis of section 6:96 DCC (including reasonable legal costs and reasonable experts’ and consultants’ fees incurred to investigate, defend or obtain satisfaction in and outside legal proceedings arising out of, resulting from, relating thereto or in connection therewith). For the avoidance of doubt, all Losses of an Indemnified Party shall be calculated net of insurance proceeds or sources of recovery for indemnification from third parties (in each case, net of reasonable costs of collection, deductible, retroactive premium adjustment or other retroactive payments, reimbursement obligations or other costs directly related to such insurance proceeds or other sources of recovery), in each case to the extent actually received by such Indemnified Party. It is understood that the decision to seek indemnification from third parties, insurance proceeds (except from the Warranty Insurance, which indemnification shall be sought at all times in accordance with Clause 10.1.5 and except for the Company D&O Tail Policy) or otherwise shall be made by the Purchaser in its reasonable judgment.

Management Agreements:
means, collectively, the management or consultancy agreements between (i) Bolzonsoft B.V., Mr. Damiano Bolzoni and the Company, (ii) Etalle B.V. and the Company and (iii) Zambon B.V., Mr. Emmanuele Zambon and the Company.

Non Compete Agreements:
means the non-compete and non-solicitation agreements or the addenda to the employment agreements (as the case may be), executed in the Agreed Form on or prior to the date hereof by a Group Company or the Purchaser’s Group (as the case may be) and each of the Key Employees, to be effective upon the Completion.

Non Investor Indemnifying Parties:	means Company Holding, CHG, ARF and Non Investor Indemnifying Party means any one of them, as the context requires.

Notary:	means civil law notary Mr. R.M. Rieter or another civil law notary of Bird & Bird LLP in The Hague, or such civil law notary’s substitute.

Notary Account:
means the trust account (kwaliteitsrekening) of the office of the Notary, bank account number NL66ABNA0240486331 in the name of “Kwaliteitsrekening Notariaat Bird & Bird” with ABN AMRO Bank (BIC: ABNANL2A).

Notary Letter:
means the letter of instruction by the Parties to the Notary, inter alia setting out the funds flow at Completion, which shall be consistent with the Spreadsheet Certificate and the Funds Flow (as it applies to the Notary) and shall be executed in the Agreed Form by the Purchaser, the Sellers, the Company and the Notary no later than the Business Day immediately preceding the Completion Date.

Option Consideration:	means, the aggregate net cash amount payable hereunder with respect to all Options, based on the Per Option Consideration.

Option Plan:	means the employee participation plan attached to the Disclosure Letter as Annex 1.

Option Release Agreement:	has the meaning as defined in Clause 5.1.2(e).

Options:	means the options to purchase Shares granted pursuant to the Option Plan to any Person.

Parties:	has the meaning as defined on the first page of this Agreement.

PCVF:	has the meaning as defined on the first page of this Agreement.

Per Option Consideration:
means, with respect to each Share subject to an Option, a cash amount (without interest) equal to the excess of (i) the Initial Per Share Consideration, over (ii) the per share exercise price of such Share subject to such Option.

Per Share Consideration:	means, with respect to each Share, a cash amount (without interest) equal to the quotient obtained by dividing (x) the Consideration by (y) the Fully Diluted Shares.

Person:
means an individual or entity, including a company or corporation, a partnership, a limited liability company, a trust, a proprietorship, a joint venture, an association, a joint stock company, a foundation or other legal entity, or unincorporated organisation, including a Governmental Authority (or any department, agency, or political subdivision thereof).

Personal Fundamental Warranties:	has the meaning as defined in Clause 8.1.1.

Protective Covenants:	has the meaning as described in Schedule 7.

Pro Rata Part:	means each Seller’s share as a percentage of the aggregate shareholding of Sellers at Completion as set out in the Spreadsheet Certificate.

Purchaser:	has the meaning as defined on the first page of this Agreement.

Purchaser’s Group:	means the Purchaser and its Affiliates (including the Group Companies after the Completion).

RBVC:	has the meaning as defined on the first page of this Agreement.

Rental Deposits:
means cash the Company has deposited as security in respect of (i) a €82,000 (eighty two thousand euro’s), issued in relation to the Lease in the Netherlands, (ii) $5,000 (five thousand U.S. dollars), issued in relation to the Lease in the United States.

Representative:	means, with respect to any Person, such Person’s directors, managers, officers, employees, consultants, contractors, shareholders, counsel, advisors, agents and other representatives.

Repriced Options:	means the Options held by the individuals set forth on Schedule 9-B hereto.

Required Accounts:	has the meaning as defined in Clause 7.6.3.

Rules:	has the meaning as defined in Clause 17.2.

Second Date:	has the meaning as defined in Clause 4.1.2(b).

Securities:	means the Shares, the Options and any other Equity Interests of the Company.

Securities Act:	means the U.S. Securities Act of 1933.

Securityholder:	means a holder of Securities.

Securityholder Matters:
means any claim by any current, former or purported Securityholder, any holder of a Repriced Option, Designated Promised Option, or any other Person, asserting or alleging rights with respect to or in connection with any Securities, Repriced Option or Designated Promised Options, including any claim asserted, based upon or related to (i) the ownership or rights to ownership of any Securities, Repriced Option or Designated Promised Options at any time prior to the Completion, (ii) any rights of a securityholder of the Company or holder of Repriced Options or Designated Promised Options at any time prior to the Completion, including any rights to securities, antidilution protections, preemptive rights, rights of first offer or first refusal or rights to notice or to vote securities of the Company, (iii) any rights under the Organizational Documents, or the Option Plan, in each case, as in effect prior to the Completion, (iv) any actual or alleged breaches of fiduciary duty by any current or former director or officer (in each case, to the extent serving in such role prior to the Completion) of the Company, (v) the Transaction or the Transaction Agreements to which the Company is a party, including any inaccuracy in the Initial Consideration Certificate, the Spreadsheet Certificate or the Funds Flow, or (vi) any claim that such Person’s securities, Repriced Options or Designated Promised Options were not issued or wrongfully issued or repurchased by the Company at any time prior to the Completion, except, in each case, for the right following the Completion and in compliance with the terms of this Agreement the right of such Person to receive such Person’s portion of the Consideration as provided herein and set forth on the Spreadsheet Certificate, the Funds Flow and the Notary Letter.

Sellers:	has the meaning as defined on the first page of this Agreement.

Sellers’ Bank Accounts:	means the bank accounts in the name of each Seller as the Sellers may notify to the Purchaser in writing and a Seller’s Bank Account means any one of the Sellers’ Bank Accounts.

Sellers’ Group:	means the Sellers and their Affiliates (not including the Group Companies after the Completion).

Sellers’ Representative:	has the meaning as defined in Clause 14.1.

Seller Transaction Costs:
means, without duplication, any amount for fees, costs and expenses incurred by or on behalf of the Group (to the extent incurred prior to or as a result of the Completion or if incurred after Completion by the Company or Purchaser with approval of the Sellers’ Representative) or the Sellers in connection with the Transaction and in each case to the extent remaining unpaid as of 11:59 pm CET on the date prior to the Completion, including (i) all fees, costs and expenses of lawyers, accountants, investment bankers, brokers, financial and other advisers and service providers (including any electronic data room provider and of the Sellers’ Representative) in relation to the Transaction payable by any Group Company, (ii) all termination, pre-payment, balloon or similar fees or payments (including penalties) resulting from early termination of Contracts or otherwise resulting from or in connection with the Transaction (including the Termination Agreements) (it being understood that any payments resulting from the early termination of Contracts following the Completion shall be deemed not to be “Seller Transaction Costs” and shall be made at the Purchaser Group’s expense), (iii) all payments required to obtain consents, waivers, approvals, terminations or amendments under any Contract of any Group Company as a result of or in connection with the Transaction or as are otherwise required for any Contract to remain in full force and effect as of immediately following the Completion (it being understood that any payments made by Purchaser and/or the Company to obtain consents, waivers, approvals terminations or amendments under Contracts of any Group Company following the Completion shall be deemed not to be “Seller Transaction Costs” and shall be made at the Purchaser Group’s expense), (iv) the employer portion of any payroll or other similar Taxes resulting from any payment made to Securityholders with respect to the Securities held by them or any other compensatory payment made in connection with the Completion of the Transactions, (v) all premiums and other amounts payable to obtain the Company D&O Tail Policy, (vi) one-half of the fees and expenses payable to the Escrow Agent retained in connection with the Transaction, and (vii) all Change in Control Payments.

Sellers’ Warranties:	has the meaning as defined in Clause 8.1.1.

Service Condition:
means the condition that the Continuing Founder continues to remain employed by the Company or, as the case may be, the Purchaser on the first anniversary of the Completion Date and the second anniversary of the Completion Date, provided that this condition is:

(a)
deemed to be met if the Continuing Founder’s employment with the Company or the Purchaser (as the case may be) is terminated due to his death or disability or if the Continuing Founder is terminated by the Company or the Purchaser other than for urgent cause (as defined in section 7:678 of the DCC); and

(b)
not met if the Continuing Founder’s employment with the Company or the Purchaser (as the case may be) is terminated by the Continuing Founder for any reason, or is terminated by the Company or the Purchaser for urgent cause (as defined in section 7:678 of the DCC).

Shares:	has the meaning as defined in the Recital A.

Signing Date:	means the date of signing of this Agreement.

Spreadsheet Certificate:	has the meaning as defined in Clause 3.2.2.

Subsidiary:	means SecurityMatters Americas Inc.

Target Working Capital:	means an amount of $654,000 (Six Hundred and Fifty Four Thousand U.S. dollars).

Tax or Taxation:
means all forms of taxation imposed, administered or collected by the Netherlands, the United States, the European Union or any other jurisdiction, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, capital gains tax, inheritance tax, value added tax, customs and other import or export duties, excise duties, transfer taxes or duties, social security or other similar contributions, any interest, penalty, surcharge or fine relating to such taxation, and any Liability for the payment of any of the foregoing as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, by operation of law or otherwise.

Tax Document:	has the meaning as defined in Clause 13.2.1(a).

Termination Agreements:
means the termination agreements to be executed in the Agreed Form on or before the Completion Date, pursuant to which (inter alia) the parties to the Management Agreements agree to terminate the Management Agreements.

Third Party Claim:	means any claim made by a third party against a member of the Purchaser’s Group or a Group Company.

Third Party Right:	means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any Lien or arrangement, or any agreement to create any of the above.
Third Party Fundamental

Warranty Claim:	has the meaning as defined in Clause 10.1.1.

Third Party IP Warranty Claim:	has the meaning as defined in Clause 10.1.1.

Third Party Warranty Claim:	has the meaning as defined in Clause 10.1.1.

Transaction:	means any and all transactions contemplated by this Agreement, the Transaction Agreements and the agreements referred to herein and therein.

Transaction Agreements:
means this Agreement, the Escrow Agreements, the Deed of Transfer, the Notary Letter, the Termination Agreements, the Employment Agreements, the Non Compete Agreements, the Option Release Agreements, the Initial Consideration Certificate, the Spreadsheet Certificate and the Funds Flow and the other agreements and instruments (including instruments of transfer, assignment or conveyance of the Shares represented thereby) contemplated hereby and thereby.

Unvested Options:	means Options other than Vested Options that are issued and outstanding, unexpired and not terminated as of immediately prior to the Completion.

US GAAP:	means generally accepted accounting principles in the United States, consistently applied.

VAT:
means (i) within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and (ii) outside the European Union, any Tax levied by reference to added value, sales or consumption.

Vested Options:
means Options that are outstanding, unexpired, unexercised and vested as of immediately prior to Completion, after giving effect to any acceleration thereof (if any) as a result of the consummation of the Completion pursuant to the terms of the Option Plan. For the avoidance of doubt, for all purposes under this Agreement, fifty percent (50%) of the Options that are outstanding, unexpired, unexercised and unvested as of immediately prior to Completion that, by virtue of the Completion and without any further action on the part of any holder of such Options or any other Person, vest at the Completion pursuant to the terms of the Option Plan shall be deemed to be “Vested Options.”

Warranty Breach:	has the meaning as defined in Clause 10.1.1.

Warranty Claim:	means a claim by the Purchaser for Losses against any Seller arising from a Warranty Breach.

Warranty Insurance:
means the warranty insurance policy in respect of Warranty Breaches bound by Euclid Transactional, LLC, pursuant to the binder of insurance agreement between the Purchaser and the insurers specified therein, entered into on the date hereof, in Agreed Form, attached hereto as Schedule 8-A.

Warranty Insurance Costs:	means the premiums, fees, costs, expenses and taxes payable by Purchaser at or prior to the Completion in connection with the Warranty Insurance Policy, set out in Schedule 8-B.

Warranty Limitations:	has the meaning as defined in Clause 10.1.1.

Working Capital:
means the consolidated amount equal to (a) the current assets of the Group (excluding cash and cash equivalents, uncleared deposits and deferred Tax assets), minus (b) the current liabilities of the Group (excluding Debt, deferred Tax liabilities, Seller Transaction Costs and Deferred Revenue), in each case as defined and calculated in accordance with EU-IFRS and calculated as of 11:59 pm CET on the date prior to the Completion Date.

1.2	Interpretation

1.2.1	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

1.2.2	Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2.3	The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

1.2.4	Whenever used in this Agreement, the words “as of” shall be deemed to include the day or moment in time specified thereafter.

1.2.5	Except when the context otherwise requires, words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender.

1.2.6	Whenever a reference is made to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated.

1.2.7	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.2.8	The word “or” is used in the inclusive sense of “and/or”. The terms “or”, “any” and “either” are not exclusive.

1.2.9	The terms “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

1.2.10	A “third party” means in this Agreement any Person other than the Sellers, the Purchaser, the Group or any of their Affiliates.

1.2.11
An action taken by a Person will be deemed to have been taken in the ordinary course of business only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

1.2.12
In respect of any jurisdiction other than the Netherlands, a reference to any Dutch legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction. Where in this Agreement words are translated into the Dutch language, the Dutch translation shall prevail in any dispute as to the interpretation of such word.

1.2.13
Where in this Agreement reference is made to any enactment or regulation, that reference shall be to that enactment or regulation as it may from time to time be in force, as respectively amended, modified, consolidated or re-enacted from time to time, or to any re-enactment or regulation (with or without modification), restatement or consolidation of, or any subordinate legislation or regulation made under, such enactment or regulation (as so amended, modified, consolidated or re-enacted).

1.2.14
Where in this Agreement reference is made to any Contract, that reference shall be to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modification or supplements must also be listed in the appropriate Schedule.

1.2.15
A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.2.16
Where in this Agreement reference is made to books, records or other information, that reference shall be deemed to include books, records or other information stored in any form including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers.

1.2.17	All interest accruing under this Agreement is to be calculated on the basis of the actual number of days elapsed and a year of 360 (three hundred sixty) days.

1.2.18
When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America and references to “EUR”, “euro” or “€” shall be deemed to be references to euro, the lawful currently of the European Union.

1.2.19	For all purposes of this Agreement, including the calculations described in Clause 3 and Clause 4, the Euro:USD exchange rate shall be assumed to be 1.00:1.15.

1.2.20
Except as expressly otherwise provided in this Agreement, all periods of time set out in this Agreement shall start on the day following the day on which the event triggering the relevant period of time occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, the expiration date shall be the next Business Day.

1.2.21
The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

2.	SALE, PURCHASE AND TRANSFER OF THE SHARES

2.1	Sale and purchase
Each Seller hereby sells the Shares, as detailed in Schedule 1, to the Purchaser and the Purchaser hereby purchases such Shares, on the terms and subject to the conditions of this Agreement.

2.2	Transfer
On the Completion Date, the Sellers shall transfer (leveren) the Shares, free and clear from any Third Party Right and with all rights attaching to them, to the Purchaser and the Purchaser shall accept the transfer of the Shares, all in accordance with Clause 5 hereof.

2.3	Benefit and risk
Subject to the terms and conditions of this Agreement, all rights and obligations in connection with the Company, the Shares and the Business shall be for the benefit and risk of the Purchaser with effect as from the Completion Date.

2.4	Payment of Consideration to Sellers; Treatment of Options

2.4.1
On the terms and subject to the conditions set forth in this Agreement, each Seller shall be entitled to receive an amount equal to the Initial Per Share Consideration with respect to each Share held by such Seller at the Completion, such amount to be paid in accordance with Clause 7.2(e).

2.4.2	Notwithstanding Clause 2.4.1, the amounts payable to each Seller at the Completion shall be reduced by:

(a)
such Seller’s Pro Rata Part of the Indemnity Escrow Amount and Adjustment Escrow Amount, which amount shall be withheld and proceeds therefrom (if any) shall be released to such Seller in accordance with, and subject to the terms and conditions of, this Agreement, the Indemnity Escrow Agreement and/or the Adjustment Escrow Agreement, as applicable; and

(b)
with respect to Company Holding, the Holdback Amount, which amount shall be withheld and proceeds therefrom (if any) shall be released to Company Holding in accordance with, and subject to the terms and conditions of, this Agreement and the Holdback Escrow Agreement.

2.4.3	Treatment of Options

(a)	The Purchaser will not assume any Options.

(b)
On the terms and subject to the conditions set forth in this Agreement, by virtue of the Completion and without any further action on the part of any holder of an Option or any other Person, each validly granted award of an Option outstanding immediately prior to the Completion shall be cancelled and automatically converted into the right to receive the Per Option Consideration. As soon as practicable following the Completion, the Purchaser will procure that the Company shall pay to each holder of a Vested Option the Per Option Consideration (if any) required to be paid to any such holder pursuant to this Clause 2.4.3(b). For the avoidance of doubt, any Vested Option that has a per Share exercise price equal to or greater than the Per Share Consideration automatically will be cancelled and extinguished at the Completion, without any payment of any consideration therefor.

(c)
On the terms and subject to the conditions set forth in this Agreement, and subject to any written Contract between a holder of Options and the Company Disclosed to Purchaser prior to the Signing Date, by virtue of the Completion and without any further action on the part of any holder of Unvested Options or any other Person, at the Completion, each validly granted award of an Unvested Option outstanding immediately prior to the Completion shall be automatically converted, when and to the extent such Unvested Option vests pursuant to the terms and conditions of the Option Plan, into the right to receive the Per Option Consideration, provided however, that if, prior to the 1st anniversary of the Completion Date, such holder terminates its service with the Company (other than involuntary on a Good Leaver basis or voluntary with Good Reason as such terms are defined in the Option Plan), then all Options held by such holder outstanding at the time such holder terminates its service shall automatically and immediately become null and void, and no payment of any consideration shall be made with respect thereto. As soon as practicable following the 1st anniversary of the Completion Date, the Purchaser will procure that the Company shall pay to each holder of an Unvested Option that has not terminated its service as described above prior to the 1st anniversary of the Completion Date, the Per Option Consideration (if any) required to be paid to any such holder pursuant to this Clause 2.4.3(c). In the event a holder of an Unvested Options terminates its service with the Company prior to the 1st anniversary of the Completion Date involuntary on a Good Leaver basis or voluntary for Good Reason, the Purchaser will procure that the Company shall pay to such holder of an Unvested Option the Per Option Consideration at such time his or her service is terminated.

(d)	On the terms and subject to the conditions set forth in this Agreement, by virtue of the Completion, each Repriced Option and Designated Promised Option shall be cancelled without any consideration.

(e)	Prior to the Completion, the Company and the Sellers shall take all actions reasonably necessary to effect the transactions contemplated by this Clause 2.4.

3.	TOTAL CONSIDERATION AND PAYMENT

3.1	Total Consideration
The total consideration for the Securities (the Consideration) shall be an amount equal to:

(a)	$113,250,000 (one hundred and thirteen million and two hundred and fifty thousand U.S. dollars) (the Base Consideration);
plus

(b)	the amount of Cash;
minus

(c)	the amount of Debt;
minus

(d)	the amount of Seller Transaction Costs;
minus

(e)	the amount of Warranty Insurance Costs, up to an amount not to exceed $2,000,000;
plus or minus, as the case may be

(f)
the amount by which the Working Capital is greater than the Target Working Capital (in which case the Base Consideration shall be increased by such an amount) or by which the Working Capital is less than the Target Working Capital (in which case the Base Consideration shall be decreased by such an amount);

plus

(g)	the aggregate exercise price in respect of all Options (other than Repriced Options) outstanding immediately prior to the Completion.

3.2	Initial Consideration Certificate; Spreadsheet Certificate; Funds Flow

3.2.1
The Sellers’ Representative shall deliver to the Purchaser at least five (5) Business Days prior to the Completion a good-faith draft of (i) the Company’s unaudited accounts as of 11:59 pm CET on the date prior to the Completion Date, (ii) the Estimated Cash, including an itemized list of each asset reflected therein, (iii) the Estimated Debt, including an itemized list of each liability reflected therein, (iv) the Estimated Seller Transaction Costs, including each component thereof, (v) the Estimated Working Capital, including an itemized list of each asset and liability reflected therein and (vi) a calculation of the Consideration to be paid pursuant to Clause 3.3, using the Estimated Cash, Estimated Debt, Estimated Seller Transaction Costs and Estimated Working Capital (collectively, the Initial Consideration Certificate), which shall be prepared, in the case of each of clauses (i), (ii), (iii) and (v) in accordance with EU-IFRS and consistent with the internal accounting standards, policies and principles of the Company as used in preparation of the Accounts.

3.2.2
The Sellers’ Representative shall deliver to the Purchaser at least five (5) Business Days prior to the Completion a good-faith draft of a spreadsheet (the Spreadsheet Certificate) setting forth in reasonable detail:

(a)
with respect to each Seller: (i) the name, address and e-mail address of such Person; (ii) the number, class and series Shares held by such Person; (iii) the date of acquisition of such Shares; (iv) the amount of Taxes (if any) that are to be withheld from the consideration that such Person is entitled to receive on account of such Shares; (v) the Initial Per Share Consideration that such Person is entitled to receive on account of such Shares; (vi) the Pro Rata Part of such Person, and (vii) such other additional information which the Purchaser may reasonably request in order to facilitate the payments contemplated hereby;

(b)
with respect to each holder of Options: (i) the name, address and e-mail address of such Person; (ii) whether such Person is an employee, consultant, director or officer of the Company; (iii) the grant date of each Option held by such Person and expiration date of each such Option (if applicable); (iv) whether each such Option (if applicable) was granted pursuant to the Option Plan; (v) the vesting schedule (including all acceleration provisions) applicable to each such Option, whether such Option is a Vested Option or an Unvested Option; (vi) the exercise price per share and the number, class, and series of Shares underlying each such Option; (vii) the amount of Taxes (if any) that are to be withheld from the consideration that such Person is entitled to receive on account of all Options; (viii) the portion of the Per Option Consideration that such Person is entitled to receive, if any, on account of such Options, including, with respect to Unvested Options, the portion that such Person is entitled to at the Completion and the portion such Person is entitled to if he or she remains employed by the Company or the Purchaser through the 1st anniversary of the Completion Date, and (ix) such other additional information which the Purchaser may reasonably request in order to facilitate the payments contemplated hereby; and

(c)
with respect to each Securityholder, a calculation of (i) the aggregate portion of the Initial Consideration to be paid to such Securityholder at Completion in accordance with Section 2.4, (ii) the aggregate portion of the Holdback Escrow Amount to be contributed on behalf of such Securityholder, (iii) the aggregate portion of the Indemnity Escrow Amount to be contributed on behalf of such Securityholder and (iv) the aggregate portion of the Adjustment Escrow Amount to be contributed on behalf of such Securityholder.

3.2.3
The Sellers’ Representative shall deliver to the Purchaser at least five (5) Business Days prior to the Completion a good-faith draft of a funds flow memorandum (the Funds Flow) setting forth in reasonable detail the sources and uses of funds at the Completion in connection with the Transactions, which memorandum shall be consistent with this Agreement, the Initial Consideration Certificate and the Spreadsheet Certificate, and shall include details regarding the recipients, wire transfer instructions and amounts payable in respect of all amounts payable by the Purchaser to the Notary’s Account, and by the Notary pursuant to this Agreement.

3.2.4
Each of the Initial Consideration Certificate, the Spreadsheet Certificate and the Funds Flow shall be certified as complete and correct (insofar as they represent good faith estimates as of the dates thereof) by the Chief Financial Officer of the Company as of the Completion Date.

3.2.5
The Sellers’ Representative shall cooperate with the Purchaser in supplying any information the Purchaser may reasonably request in order to verify the information and amounts reflected on the Initial Consideration Certificate, the Spreadsheet Certificate and the Funds Flow, and shall reasonably consider in good faith to update the draft Initial Consideration Certificate, the Spreadsheet Certificate and the Funds Flow prior to the Completion to reflect any of the Purchaser’s reasonable good faith comments concerning the information and amounts set forth therein or any changes to the information or amounts set forth therein occurring between the time of delivery of such draft and the Completion. Prior to the Completion, the Sellers’ Representative shall deliver the updated Initial Consideration Certificate, the Spreadsheet Certificate and the Funds Flow to the Purchaser, and the updated amounts reflected thereon, as so updated and with any changes thereto as agreed by the Sellers’ Representative and the Purchaser prior to the Completion, will be used for purposes of calculating the Consideration in accordance with 3.2 (the Initial Consideration) to be paid to the Securityholders at the Completion and the amounts to be paid to and from the Notary Account, absent manifest error.

3.3	Payment of the Consideration
The Purchaser shall ensure that the aggregate amount required by Funds Flow to be credited to the Notary’s Account shall be credited to the Notary’s Account no later than 10 am CET on the Completion Date and with value on the Completion Date. The Notary shall hold such aggregate amount in escrow in accordance with Clause 7.2(e).

4.	ADJUSTMENT TO THE INITIAL CONSIDERATION

4.1	Completion Balance Sheet

4.1.1
The Sellers and the Purchaser acknowledge that the Consideration is based on the assumptions that on the Completion Date, (1) the Actual Cash shall be equal to the Estimated Cash, (2) the Actual Debt shall be equal to the Estimated Debt, (3) the Actual Seller Transaction Costs shall be equal to the Estimated Seller Transaction Costs and (4) the Actual Working Capital shall be equal to the Estimated Working Capital, provided that Actual Cash, Actual Debt, Actual Seller Transaction Costs and Actual Working Capital shall be established after the Completion Date pursuant to this Clause 4.1.

4.1.2	The Actual Cash, Actual Debt, Actual Seller Transaction Costs and Actual Working Capital shall be established after the Completion Date as follows:

(a)
As soon as reasonably possible after the Completion Date, the Purchaser shall prepare, (i) the Company’s unaudited accounts as of 11:59 pm CET on the date prior to the Completion Date and (ii) a calculation of Actual Cash, Actual Debt, Actual Seller Transaction Costs and Actual Working Capital (collectively the Completion Balance Sheet), which shall be prepared, in the case of each of clauses (i) and (ii) (excluding Actual Seller Transaction Costs), in accordance with EU-IFRS and consistent with the internal accounting standards, policies and principles of the Company as used in preparation of the Accounts. The Purchaser shall submit the Completion Balance Sheet to the Sellers’ Representative as promptly as practicable and in any event within ninety (90) days after the Completion Date (the First Date). In case the Purchaser fails to submit the Completion Balance Sheet to the Sellers’ Representative within ninety (90) days, the Sellers’ Representative shall have the option to either (i) confirm in writing to the Purchaser that the Initial Consideration Certificate shall be binding or (ii) prepare the Completion Balance Sheet and submit it to Purchaser, both within ninety (90) days from the Completion Date.

(b)
Within thirty (30) days after the First Date (the Second Date), the Sellers’ Representative (or the Purchaser as the case may be) shall notify the Purchaser (or Sellers’ Representative) in writing of any item in the Completion Balance Sheet the Sellers wish to dispute, setting out the reasons for such dispute and a list of proposed amendments. The Sellers’ Representative and the Purchaser shall consult with each other and seek agreement on the disputed item(s) within 30 days from the Second Date. In case the Sellers’ Representative (or the Purchaser as the case may be) has not confirmed in writing items of the Completion Balance Sheet that the Sellers dispute before the Second Date, the Sellers (or the Purchaser as the case may be) shall be deemed not to dispute such items of the Completion Balance Sheet and the Cash, Debt, Seller Transaction Costs and Working Capital included therein shall be final and binding to the Parties.

(c)
If the Sellers’ Representative and the Purchaser have not been able to resolve the disputed items in full within thirty (30) days from the Second Date, the Sellers’ Representative and the Purchaser shall appoint an independent accountant (the Independent Accountant) who is mutually acceptable to them to resolve any remaining objections. If the Sellers’ Representative and the Purchaser are unable to agree on the choice of the Independent Accountant within ten (10) Business Days, the Independent Accountant shall be appointed or designated for appointment by the president of the Dutch professional organization of accountants (Nederlandse Beroepsorganisatie van Accountants, NBA) at the request of the Sellers’ Representative or the Purchaser, whoever contacts the president of the NBA first. Such appointment shall be binding on the Parties.

(d)	The Independent Accountant’s term of reference shall be as follows:

(i)
the Purchaser and the Sellers’ Representative shall each promptly, and in any event within fifteen (15) Business Days of the referral, prepare a written statement on the item(s) in dispute which (together with the relevant documents) shall be submitted to the Independent Accountant for determination;

(ii)	the Sellers’ Representative and the Purchaser shall each, to the extent that they are reasonably able to do so, provide the Independent Accountant with all information he reasonably requires;

(iii)
the Independent Accountant shall be instructed to complete his final determination as soon as possible but in no event later than thirty (30) Business Days from the receipt of written statements by both the Purchaser and the Sellers’ Representative under Clause 4.1.2(d)(i);

(iv)	the Independent Accountant shall act as an expert (and not as an arbitrator) in making any such determination;

(v)	the Independent Accountant’s final determination of the Actual Cash, Actual Debt, Actual Seller Transaction Costs and Actual Working Capital shall be binding on the Parties; and

(vi)
the expenses of the Independent Accountant shall be borne between the Purchaser and the Sellers in equal proportions (50/50), unless the Independent Accountant shall in his discretion determine otherwise.

4.1.3
Following the final determination of the Actual Cash, Actual Debt, Actual Seller Transaction Costs and Actual Working Capital pursuant to Clause 4.1.2, the Purchaser shall re-calculate the Consideration, replacing Estimated Cash with Actual Cash, Estimated Debt with Actual Debt, Estimated Seller Transaction Costs with Actual Seller Transaction Costs and Estimated Working Capital with Actual Working Capital. If the Consideration that would have been payable using the re-calculation set forth in this Clause 4.1.3 exceeds the Initial Consideration calculated in accordance with Clause 3.1, then the Purchaser shall credit to the Notary’s Account the amount of such excess, and the Purchaser and the Sellers’ Representative shall promptly (and in any event within five (5) Business Days) provide a joint written instruction to the Escrow Agent to deliver the Adjustment Escrow Amount to the Notary’s Account, in each case for further distribution to the Sellers in accordance with their respective Pro Rata Part as set forth in the Consideration Spreadsheet. If the Consideration that would have been payable using the re-calculation set forth in this Clause 4.1.3 is less than the Initial Consideration calculated in accordance with Clause 3.1, then such excess shall be payable from the Adjustment Escrow Account and, to the extent the Adjustment Escrow Amount is insufficient to satisfy such payment, then such shortfall shall be payable from the Indemnity Escrow Account (in which case the Purchaser and the Sellers’ Representative shall promptly (and in any event within five (5) Business Days) provide a joint written instruction to the Escrow Agent to deliver to the Purchaser such excess amount from the Adjustment Escrow Account and, if applicable, the Indemnity Escrow Account). Payment of any Adjustment payable pursuant to Clause 4.1.3 shall be deemed to be an adjustment of the Consideration.

5.	CONDITIONS

5.1	Conditions

5.1.1	Conditions to Obligations of Each Party to Effect the Completion
The respective obligations of the Purchaser and the Sellers to commence with the Completion shall be conditional on each of the following conditions being waived in writing by each of the Purchaser and the Sellers’ Representative or fulfilled on or before the Completion Date:

(a)
all filings with and other consents or approvals of any Governmental Authority required to be made or obtained in connection with the Transaction shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or other merger control or similar Law that is applicable to the Transaction shall have expired or been terminated;

(b)
no outstanding judgment, order, writ, injunction, decree, arbitral award or decision of a court, tribunal, arbitrator or other Governmental Authority (whether temporary, preliminary or permanent) in any jurisdiction shall be in effect that has the effect of making the Transaction illegal or otherwise prohibiting or preventing consummation of the Transaction; and

(c)
the Purchaser and the Sellers’ Representative shall have received evidence in form and substance reasonably satisfactory to them that the Purchaser has entered into the Warranty Insurance Policy prior to the date hereof and that the Warranty Insurance Policy shall remain in full force and effect as of the Completion Date.

5.1.2	Conditions to Obligations of the Purchaser to Effect the Completion
The obligations of the Purchaser to commence with the Completion shall be conditional on each of the following conditions being waived in writing by the Purchaser or fulfilled on or before the Completion Date:

(a)
(i) each of the Fundamental Warranties shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Completion Date as though such Fundamental Warranties were made on such date (other than such Fundamental Warranties as of a specified date, which shall be true and correct in all respects as of such date) and (ii) all other Seller Warranties shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” as set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Completion Date as though such representations and warranties were made on and as of such date (other than such Seller Warranties as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of such date);

(b)
each of the Sellers shall have performed (or caused to have been performed) and complied in all material respects with each of the covenants and obligations under this Agreement relating to actions to be taken (or not taken) by such Sellers prior to the Completion Date;

(c)
no outstanding Action of any nature shall be pending or threatened seeking to restrain or otherwise prohibiting the Transaction or seeking material damages in respect of the Transaction or that would reasonably be expected to require the Purchaser or any of its Affiliates to agree to any change to their respective businesses as currently conducted and as currently contemplated to be conducted;

(d)
each of the Employment Agreements and the Non Compete Agreements shall have been executed and shall be in full force and effect, all of the Key Employees shall remain employed by the Company as of immediately prior to the Completion, and none of the Key Employees shall have expressed an intention or interest (whether formally or informally), or taken any action toward, terminating his or her Employment Agreement or Non Compete Agreement;

(e)
the Purchaser shall have received from (or on behalf of) each holder of an Option, holder of a Repriced Option or holder of a Designated Promised Option that is a Key Employee, a release agreement reasonably satisfactory to the Purchaser (each, an Option Release Agreement), agreeing that (i) with respect to Vested Options, such holder shall have no rights with respect to such Vested Options at the Completion, other than the right to receive the consideration set forth in Clause 2.4.3(b) with respect to such Options, (ii) with respect to Unvested Options, such holder shall have no rights with respect to such Unvested Option at the Completion, other than the right to receive the consideration set forth in Clause 2.4.3(c) with respect to such Options, (iii) with respect to Repriced Options, such holder shall have no rights with respect to such Repriced Options or (iv) with respect to such Designated Promised Options, such holder shall have no right with respect to such Designated Promised Option, other than the right to receive a grant of a number of restricted stock units of the Purchaser specified in such holder’s Option Release Agreement;

(f)	the Purchaser shall have received the Initial Consideration Certificate, the Spreadsheet Certificate and the Funds Flow in accordance with Clause 3.2.5;

(g)	the Purchaser shall have received evidence in form and substance satisfactory to the Purchaser that the Company shall have received the Termination Agreements;

(h)
the Purchaser shall have received evidence in form and substance satisfactory to the Purchaser that the Company shall have caused the name of SecurityMatters LLC to eliminate “SecurityMatters” and shall have amended the agreements between the Company and SecurityMatters LLC in Agreed Form;

(i)
the Purchaser shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, certifying that, as of the Completion, the conditions set forth in 5.1.2(a), 5.1.2(b), 5.1.2(c) and 5.1.2(d) have been satisfied.

5.1.3	Conditions to Obligations of the Sellers to Effect the Completion
The obligations of the Sellers to commence with the Completion shall be conditional on each of the following conditions being waived in writing by the Sellers or fulfilled on or before the Completion Date:

(a)
each of the Purchaser’s warranties hereunder shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” as set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Completion Date as though such representations and warranties were made on and as of such date (other than such Purchaser’s Warranties as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of such date); and

(b)
the Purchaser shall have performed (or caused to have been performed) and complied in all material respects with each of the covenants and obligations under this Agreement relating to actions to be taken (or not taken) by the Purchaser prior to the Completion.

5.2	Procuring satisfaction
Each Party will use its reasonable endeavours to procure (so far as it is able) that the Conditions are satisfied as soon as practicable after the Signing Date and to take, or cause to be taken, all appropriate action under applicable Law to consummate and make effective the Completion promptly, including using commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Transaction.

5.3	Notification
If, at any time, a Seller or the Sellers’ Representative becomes aware of a fact or circumstance that could reasonably be expected to prevent a Condition from being satisfied, it shall promptly inform the Purchaser in writing; provided, however, that the delivery of any notice pursuant to this Clause 5.3 shall not limit or otherwise affect any remedies available to the Purchaser or be deemed to amend, modify or satisfy any Condition set forth herein.

6.	[RESERVED]

7.	COMPLETION

7.1	Date and place
Subject to the satisfaction (or waiver by the Purchaser) of the Conditions, Completion shall take place on the Completion Date at the offices of the Notary at the Zuid-Hollandplein 22, 2596 AW The Hague, the Netherlands, or such other place or places as the Parties shall agree upon.

7.2	Completion Actions
At Completion the Parties shall procure that the following actions are taken in the following order:

(a)
the Purchaser shall ensure that the aggregate amount required by the Funds Flow to be paid on the Notary Account shall be paid on the Notary Account (with reference “Initial Consideration SecurityMatters”);

(b)	to the extent this has not already been delivered before the Completion Date, the Sellers’ Representative shall deliver to the Purchaser:

(i)	the original shareholders’ register of the Company in which the transfer of the Shares to the Purchaser shall be registered;

(ii)	copies of the Termination Agreements, duly executed by the parties thereto;

(iii)	copies of the Employment Agreements, duly executed by the Company and each Key Employee;

(iv)	copies of the Non Compete Agreements, duly executed by the Company and each Key Employee;

(v)
executed resignation and release letters in form and substance reasonably acceptable to the Purchaser, from each of the directors, officers and members of the supervisory board of the Group, effective as of the Completion;

(vi)
duly and validly executed resolutions of the relevant Group Companies in form and substance reasonably acceptable to the Purchaser, (i) accepting the resignations of each of the directors, officers and members of the supervisory board of the Group and (ii) granting discharge to each of the directors, officers and members of the supervisory board of the Group, effective as of the Completion; and

(vii)
evidence that the Sellers shall have caused the Company to obtain at its expense a fully prepaid directors’ and officers’ liability insurance policy prior to the Completion, which (i) has an effective term of three (3) years from the Completion Date, (ii) covers only those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the Signing Date and only for matters occurring at or prior to the Completion, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the Company D&O Tail Policy).

(c)
the Sellers’ Representative and the Purchaser shall sign the Indemnity Escrow Agreement and the Adjustment Escrow Agreement, and Company Holding and the Purchaser shall sign the Holdback Escrow Agreement;

(d)
the Sellers, the Purchaser and the Company shall sign the Deed of Transfer before the Notary who shall execute the Deed of Transfer, thus effectuating the transfer of the Shares from the Sellers to the Purchaser;

(e)
upon execution of the Deed of Transfer, the Notary shall hold the aggregate amount required by the Funds Flow to be paid on the Notary Account in escrow for the benefit and at the instruction of the Sellers. The Notary is hereby instructed by the Sellers to pay, on the first Business Day following the Completion Date:

(i)
the aggregate amount required by this Agreement to be paid to the Sellers as specified in the Funds Flow and the Spreadsheet Certificate to the Sellers’ bank accounts as specified in the Notary Letter, in the proportions as set out in the Notary Letter, the Funds Flow and the Spreadsheet Certificate, following which transfer the Purchaser shall be discharged of its obligation to pay the Initial Consideration;

(ii)
the aggregate amount required by this Agreement to be paid to the holders of Vested Options as specified in the Funds Flow and the Spreadsheet Certificate to the Company (which, with respect to the Vested Options, the Purchaser shall cause to be paid in the proportions as set out in the Notary Letter, the Funds Flow and the Spreadsheet Certificate through the payroll service of the Company, no later than the second regularly scheduled payroll distribution following the Completion, to the holders of the Vested Options, less any applicable deduction or withholding);

(iii)	the Indemnity Escrow Amount to the Indemnity Escrow Account;

(iv)	the Holdback Escrow Amount to the Holdback Escrow Account;

(v)	the Adjustment Escrow Amount to the Adjustment Escrow Account;

(vi)	the aggregate amount of Estimated Debt, to be paid to the holders of Debt in accordance with the Funds Flow; and

(vii)	the aggregate amount of Estimated Seller Transaction Costs, to be paid to the recipients thereof in accordance with Funds Flow.

(f)
the Purchaser shall pass a resolution of the general meeting of shareholders of the Company resolving to appoint Darren Jason Milliken, Christopher Darrin Harms and Holly Rebecca Grey as managing directors of the Company, effective as per the execution of the Deed of Transfer; and

(g)	the Notary shall amend the articles of association of the Company.

7.3	Consequences of default
If any Seller, the Sellers’ Representative or the Purchaser breaches any obligation under Clause 7.2, thereby a Defaulting Party, and such breach results in Completion not occurring in full compliance with this Clause 7, then, in addition and without prejudice to any other rights and remedies available to them, the non-Defaulting Party (which, for the avoidance of doubt, shall be the Sellers’ Representative in the event the Purchaser is the Defaulting Party) shall be entitled to:

(a)
defer Completion to a date not more than fourteen (14) Business Days after the Completion Date in which event the provisions of this Agreement shall apply as if that later date were the original Completion Date; or

(b)	proceed with Completion so far as practicable.

7.4	Acknowledgement of Notary
The Parties acknowledge and agree that:

(a)	the Notary is a notary of Bird & Bird LLP;

(b)
with reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie), (i) Bird & Bird LLP acts as counsel to the Purchaser in connection with, or act as counsel for or on behalf of the Purchaser in the event of any dispute relating to, this Agreement or any related agreement, and that (ii) the Notary shall execute the Deed of Transfer connected with this Agreement or any related agreement; and

(c)
they have engaged the Notary to effect the payment in accordance with Clause 7.2. As an irrevocable third party stipulation (derdenbeding) in favour of the Notary, the Parties declare that the Notary shall have no obligation to investigate any circumstances (including bankruptcy) which could affect the validity of the sale and purchase or transfer of the Shares or any part thereof; and

(d)
they approve of ABN AMRO Bank N.V. as the bank to hold the amounts to be transferred in accordance with this Agreement at Completion. Each of the Parties acknowledges and agrees that neither the Notary nor Bird & Bird LLP shall have a responsibility to any Party, or anyone claiming through a Party, for any loss arising out of the failure of ABN AMRO Bank N.V. or any inability on the part of ABN AMRO Bank N.V. to repay any such amounts at any time.

7.5	Acknowledgement of Shareholders of Company Holding
Each of the shareholders of Company Holding acknowledges and agrees that, with respect to Company Holding, the Holdback Escrow Amount shall be withheld from the proceeds payable at Completion and proceeds therefrom (if any) shall be released to Company Holding in accordance with, and subject to the terms and conditions of, this Agreement and the Holdback Escrow Agreement.

7.6	Post Completion Obligations

7.6.1
Each Non Investor Indemnifying Party, severally and not jointly, covenants and agrees with the Purchaser and each Group Company that as from the Completion Date, neither such Non Investor Indemnifying Party nor any of its Affiliates, shall in any way whatsoever use any corporate and/or trade names, domain names, registered or unregistered trademarks, logos or otherwise, or any abbreviation thereof or any name or lettering which is confusingly similar thereto, used at the Completion Date by the Group, unless agreed in writing with the Purchaser.

7.6.2
As soon as reasonably possible, but ultimately within ten (10) Business Days after the Completion Date, Bolzonsoft B.V., Etalle B.V. and Zambon B.V. shall procure that Company Holding changes the name of Company Holding (and, if applicable, any other company containing the name “SecurityMatters” so that it does not contain the word “SecurityMatters” or any other word or words that may give rise to confusion as to the ownership or affiliation of such company.

7.6.3	Required Accounts.

(a)	The Sellers shall cooperate with the Purchaser to prepare and deliver the following accounts (collectively, the Required Accounts) as promptly as practicable following the Completion:

(i)
an audited statement of financial position as at December 31, 2017, and the related statement of profit and loss & comprehensive income, statement of cash flows and statement of changes in equity for the year ended December 31, 2017, prepared under EU-IFRS, including customary footnotes and an unaudited footnote that reconciles the foregoing statements to US GAAP; and

(ii)
unaudited statements of financial position as at each of June 30, 2017, and June 30, 2018, and the related statements of profit and loss & comprehensive income, statements of cash flows and statements of changes in equity for the six (6) months ended June 30, 2017 and June 30, 2018, respectively, in each case including customary footnotes prepared under EU-IFRS and an unaudited footnote that reconciles the foregoing statements to US GAAP

(b)
The Required Accounts shall, when delivered, (i) satisfy the requirements of Section B.1 of Schedule 4 (including being prepared in accordance with EU-IFRS consistently applied with the Accounts), (ii) be formally reviewed in accordance with the US generally accepted auditing standards and (iii) shall be certified by the statutory director of the Company as having been prepared and reviewed in accordance with the foregoing principles.

(c)
Any additional out-of-pocket costs and expenses incurred in connection with the preparation and delivery of the Required Accounts in excess of the amounts provided for such Required Accounts in the Initial Consideration Certificate shall constitute Seller Transaction Costs for which the Purchaser shall be entitled to reimbursement from the Indemnity Escrow Account (and, when requested by Purchaser, the Purchaser and the Sellers’ Representative shall promptly (and in any event within five (5) Business Days after request) provide a joint written instruction to the Escrow Agent to deliver an amount equal to such costs and expenses from the Indemnity Escrow Account to the Purchaser.

7.6.4	The Company (following the Completion) and the Purchaser shall not cancel (or permit to be cancelled) the Company D&O Tail Policy during its term.

8.	WARRANTIES

8.1	The Sellers’ Warranties

8.1.1
Subject to the provisions of this Clause 8 and Clause 10, (a) the Non Investor Indemnifying Parties, severally and not jointly, represent and warrant to the Purchaser that each of the statements set out in Schedule 4 (the Sellers’ Warranties), is true, accurate and not misleading on the Signing Date and on the Completion Date, as though made on the Completion Date (other than those statements made as of a particular date, which shall be true, accurate and not misleading as of such date), provided that the Fundamental Warranties in A.1.4, A.1.6, A.1.8, A.1.12, A.4.2, A.4.4 and A.4.10 (the Personal Fundamental Warranties) that relate solely to any Non Investor Indemnifying Party or the Securities held by itself are given by each such Non Investor Indemnifying Party on a several basis, only in relation to such Non Investor Indemnifying Party and the Securities held by itself and (b) the Investor Indemnifying Parties, severally and not jointly, represent and warrant to the Purchaser only that solely with respect to such Investor Indemnifying Party and the Securities held by it, each of such Investor Indemnifying Party’s Personal Fundamental Warranties are true, accurate and not misleading on the Signing Date and on the Completion Date, as though made on the Completion Date (other than those statements made as of a particular date, which shall be true, accurate and not misleading as of such date), provided such Personal Fundamental Warranties that relate solely to any Investor Indemnifying Party or the Securities held by itself are given by each such Investor Indemnifying Party on a several basis, only in relation to such Investor Indemnifying Party and the Securities held by itself. For the avoidance of doubt, the Personal Fundamental Warranties shall constitute Fundamental Warranties.

8.1.2
None of the Sellers’ Warranties shall be qualified by any actual, imputed or constructive knowledge on the part of the Purchaser, its agents or advisers and no such knowledge shall prejudice or be used as a defence to any Warranty Claim or otherwise operate to reduce the Losses, except as Disclosed in the Disclosed Information. The applicability of sections 7:17 and 7:20 up to and including 7:23 DCC and section 6:89 DCC is hereby excluded.

8.1.3
Any Non Investor Indemnifying Party’s Sellers’ Warranty (excluding any Personal Fundamental Warranties) qualified by the expression “so far as the Non Investor Indemnifying Parties are aware” or “to the knowledge of the Non Investor Indemnifying Parties” or any similar expression shall be deemed to comprise such knowledge that any Non Investor Indemnifying Party actually (feitelijk) has, or is deemed to have on the basis of due and careful consideration and diligent enquiry of all Service Providers having knowledge of the relevant matters.

8.2	Notification of a breach of the Sellers’ Warranties

8.2.1
Without prejudice to the rights of the Purchaser under this Agreement, each Seller shall, on behalf of the Sellers, before and at the Completion, promptly (and in any event within 48 hours) notify the Purchaser in writing of any event, circumstance or fact which arises or about which such Seller becomes aware and which is, or could reasonably be expected to be inconsistent with any of such Seller’s Sellers’ Warranties, or which is or could reasonably be expected to constitute a Warranty Breach, in each case, such as would prevent a Condition from being satisfied.

8.2.2	At the time of entering into this Agreement no Seller has knowledge of any fact, circumstance or event that constitutes or will constitute a Warranty Breach that is not Disclosed.

8.3	The Purchaser’s Warranties and Acknowledgements

8.3.1
The Purchaser acknowledges and agrees that none of the Sellers, the Company or any other Person has made or is making (nor shall any of such Persons have any liability, except as expressly set forth in this Agreement, with respect to) any representation or warranty as to the Sellers, the Company, the Group or this Agreement, except as expressly set forth in the express Seller Warranties set forth in this Agreement and the other certificates delivered by or on behalf of the Company pursuant to the terms of this Agreement; provided that this Clause 8.3.1 shall not restrict any remedies as provided in Clause 11.1.1(e) or remedies for fraud, intentional misrepresentation or willful breach in connection with the Transaction made by a Seller (to the extent such Seller committed any fraud, intentional misrepresentation or willful breach in connection with the Transaction or had actual knowledge of any fraud, intentional misrepresentation or willful breach in connection with the Transaction), the Company or any other Person.

8.3.2
Subject to the provisions of this Clause 8 and Clause 10, the Purchaser represents and warrants to the Sellers that each of the statements set out in Schedule 5 (the Purchaser’s Warranties), is true, accurate and not misleading on the Signing Date and on the Completion Date. Without prejudice to the rights of the Sellers under this Agreement, Purchaser shall, before and at the Completion, promptly (and in any event within 48 hours) notify the Sellers’ Representative in writing of any event, circumstance or fact which arises or about which Purchaser becomes aware and which is, or could reasonably be expected to be inconsistent with any of the Purchaser’s Warranties, or which is or could reasonably be expected to constitute a Warranty Breach, in each case, such as would prevent a Condition from being satisfied.

8.3.3
At the time of entering into this Agreement the Purchaser has no knowledge of any fact, circumstance or event that constitutes or will constitute a breach of the Purchaser’s Warranties that is not Disclosed.

9.	[RESERVED]

10.	LIABILITY

10.1	Liability of the Sellers

10.1.1
Subject to the limitations as set out in Clause 8, 10 and 11 and Schedule 6 (the Warranty Limitations) and except as set forth in Clause 10.1.2, the Sellers shall, severally and not jointly, for their respective Pro Rata Part, be liable towards the Purchaser and the other Indemnified Parties for any and all Losses paid, incurred, suffered or sustained by the Purchaser or any other Indemnified Party, directly or indirectly, to the extent related to, arising out of or resulting from any Sellers’ Warranties not being true, accurate and not misleading at the Signing Date and the Completion Date (a Warranty Breach) or any Third Party Claim alleging facts or circumstances that, if accurate, would entitle the Purchaser to recovery for a Warranty Breach (a Third Party Warranty Claim, and together with Warranty Breaches, Warranty Claims), including (a) any IP Warranties not being true, accurate and not misleading at the Signing Date and the Completion Date (an IP Warranty Breach) or any Third Party Claim alleging facts or circumstances that, if accurate, would entitle the Purchaser to recovery for an IP Warranty Breach (a Third Party IP Warranty Claim, and together with IP Warranty Breaches, IP Warranty Claims), and (b) any Fundamental Warranties not being true, accurate and not misleading at the Signing Date and the Completion Date (a Fundamental Warranty Breach) or any Third Party Claim alleging facts or circumstances that, if accurate, would entitle the Purchaser to recovery for a Fundamental Warranty Breach (a Third Party Fundamental Warranty Claim, and together with Fundamental Warranty Breaches, Fundamental Warranty Claims). For the avoidance of doubt, an IP Warranty Breach and a Fundamental Warranty Breach shall constitute a Warranty Breach, and a Third Party IP Warranty Claim and a Fundamental Warranty Claim shall constitute a Third Party Warranty Claim.

10.1.2
Subject to the limitations as set out in Clauses Clause 8, 10 and 11 and Schedule 6 (the Warranty Limitations), each Seller shall severally be liable towards the Purchaser and the other Indemnified Parties for any and all Losses paid, incurred, suffered or sustained by the Purchaser or any other Indemnified Party, directly or indirectly, to the extent related to, arising out of or resulting from any Personal Fundamental Warranties of such Seller not being true, accurate and not misleading at the Signing Date and the Completion Date (a Personal Fundamental Warranty Breach) or any Third Party Claim alleging facts or circumstances that, if accurate, would entitle the Purchaser to recovery for a Personal Fundamental Warranty Breach (a Third Party Personal Fundamental Warranty Claim, and together with Personal Fundamental Warranty Breaches, Personal Fundamental Warranty Claims). For the avoidance of doubt, a Personal Fundamental Warranty Breach shall constitute a Warranty Breach, and a Personal Fundamental Warranty Claim shall constitute a Third Party Warranty Claim.

10.1.3
If the Sellers are liable towards the Purchaser (a) pursuant to a Claim; (b) for a breach (before or after the Completion) of this Agreement, or (c) otherwise under or in connection with this Agreement, the Purchaser shall have the right, after the Completion, to claim the Losses paid, incurred, suffered or sustained by the Purchaser and/or the Group and/or any other Indemnified Party related to, arising out of or resulting from such matter.

10.1.4	Any such Losses (as well as Losses which may be payable pursuant to Clause 11) shall (a) be paid free and clear of any deductions or set-off; and (b) be deemed to be a reduction of the Consideration.

10.1.5
The Parties acknowledge that the Purchaser has caused the Warranty Insurance to be bound and in full force and effect as of the date hereof. The Purchaser shall be responsible for the payment of all Warranty Insurance Costs; provided, however, that up to a maximum amount not to exceed $2,000,000 shall be funded through a reduction in the Consideration in accordance with this Agreement. Prior to the Completion, the Sellers shall use commercially reasonable efforts to provide to the Purchaser such cooperation reasonably requested by the Purchaser that is necessary to obtain the Warranty Insurance. In case the Purchaser has an IP Warranty Claim or Fundamental Warranty Claim against any Non Investor Indemnifying Party that the Purchaser reasonably believes would be covered under the Warranty Insurance and would reasonably be expected to exceed the remaining portion of the Indemnity Escrow Amount, if any, (a) the Purchaser shall make a claim under the Warranty Insurance with respect to the matters giving rise to such Claim concurrently with or prior to making such Claim against any Non Investor Indemnifying Party, (b) the Purchaser shall use commercially reasonable efforts to obtain recovery under the Warranty Insurance with respect to such matters, and (c) no Non Investor Indemnifying Party shall be obligated to compensate the Purchaser for any Losses with respect to any such Claim until the claim under the Warranty Insurance with respect to such matters has been resolved (it being understood and agreed that, in the event such claim under the Warranty Insurance has been rejected in whole or in part by the insurer under the Warranty Insurance or the Warranty Insurance has been exhausted or is otherwise unavailable, the Non Investor Indemnifying Parties shall be liable to the Purchaser for any Losses with respect to such Claim). In the event there is a dispute between the Purchaser and the insurers under the Warranty Insurance as to whether any such claim is covered by the Warranty Insurance, the Purchaser shall notify the Sellers’ Representative of such dispute and shall consult with the Sellers’ Representative with respect to the resolution of such dispute. Notwithstanding the foregoing, to the extent coverage for any such claim under the Warranty Insurance is denied due to the Purchaser’s failure to comply with the terms of the Warranty Insurance, or the Purchaser’s failure to use commercially reasonable efforts to obtain recovery under the Warranty Insurance, no Non Investor Indemnifying Party shall be obligated to compensate the Purchaser for any Losses resulting from such failure. The Non Investor Indemnifying Parties’ liability for IP Warranty Claims and Fundamental Warranty Claims hereunder shall be reduced by any recovery under the Warranty Insurance

10.1.6
Purchaser shall not amend, modify, or otherwise change, terminate, waive any subrogation or any other provision of the Warranty Insurance with respect to any Seller in any manner that would be adverse in any material respect to the Sellers, without the prior written consent of the Sellers’ Representative.

10.2	Liability of the Purchaser

10.2.1
In the event a Purchaser’s Warranty is untrue, inaccurate or misleading on the date on which the same is given and in the event of any other breach of this Agreement by the Purchaser, the Purchaser shall be liable to the Sellers for the Losses suffered or incurred by the Sellers as a result thereof.

10.2.2
The restrictions and limitations set forth in Schedule 6 (Warranty Limitations) which are applicable to the Sellers’ liability under the Sellers’ Warranties set out in Section A.1 of Schedule 4 (Sellers’ Warranties) shall apply mutatis mutandis to the Purchaser’s liability under the Purchaser’s Warranties.

11.	INDEMNITIES

11.1	The Sellers’ Indemnities

11.1.1
Subject to the limitations as set out in Clause 11.1.2 and/or Clause 11.2 and the other limitations set forth in this Agreement, the Sellers, severally and not jointly, for their Pro Rata Part, shall indemnify, defend and hold harmless the Purchaser or the relevant Group Company and their respective officers, directors, employees and agents (in each case, acting in their capacities as such), and the successors and assigns of any of the foregoing (each of the foregoing being referred to individually as an Indemnified Party and collectively as Indemnified Parties) from and against, and shall compensate and reimburse each Indemnified Party for, any and all Losses paid, incurred, suffered or sustained by any Indemnified Party, directly or indirectly, whether or not due to a Third Party Claim, in each case, to the extent relating to or arising out of or resulting from any of the following:

(a)
any breach of any of the covenants, agreements or obligations made by the Sellers in this Agreement (for clarity, the Sellers’ Warranties and the conditions set forth in Clause 5.1 do not constitute covenants, agreements or obligations made by Sellers in this Agreement);

(b)
regardless of the disclosure of any matter set forth in the Disclosure Letter, , the Consideration Certificate, the Funds Flow and the Spreadsheet Certificate not being correct, including any adjustments to the Consideration not taken into account at Completion; and/or

(c)
regardless of the disclosure of any matter set forth in the Disclosure Letter and to the extent not provided for in the Completion Balance Sheet, any Tax Liabilities (including penalties, costs, fees, interests and charges) of the Group relating to any events, facts or circumstances which occurred in the period prior to and including the Completion Date and any Tax Liabilities that arise in connection with the transactions contemplated by this Agreement, including any transfer, stamp, registration, sales, use, goods and services or other similar Taxes; and/or

(d)	regardless of the disclosure of any matter set forth in the Disclosure Letter, any Securityholder Matters; and/or

(e)
any fraud, intentional misrepresentation or willful breach by any Group Company and/or any Seller and/or any of their respective Representatives (in each case, whether or not acting in their capacity as such) in connection with the Transaction; and/or

(f)	any of the matters set forth on Schedule 11 hereto.

11.1.2	In addition to the applicable limitations included in Schedule 6 (Warranty Limitations), the following limitations shall apply to any Indemnity Claim:

(a)
except for Indemnity Claims to the extent related to, arising out of or resulting from fraud, intentional misrepresentation and/or willful breach committed in connection with the Transaction by such Seller or fraud, intentional misrepresentation and/or willful breach in connection with the Transaction of which such Seller has actual knowledge, (i) the maximum liability of each Investor Indemnifying Party in respect of any and all Indemnity Claims (and taken together with any liability under Clause 10.1 (Liability of Sellers) in respect of any and all Warranty Claims (other than such Investor Indemnifying Party’s own Personal Fundamental Warranty Claims) shall be an amount equal to its Pro Rata Part of the Indemnity Escrow Amount remaining in the Indemnity Escrow Account, and (ii) the maximum liability of each Non Investor Indemnifying Party in respect of any and all Indemnity Claims shall be an amount equal to the amount of Consideration actually paid to such Seller; and

(b)
(i) the Indemnities with respect to the Investor Indemnifying Parties shall expire at the end of the Limitation Period and (ii) the Indemnities with respect to the Non Investor Indemnifying Parties shall expire on the expiry of the statutory limitation period applicable to the relevant Indemnity Claim (save, with respect to each of clauses (i) and (ii), for Indemnity Claims of which the Sellers’ Representative has been notified in writing by the Purchaser prior to such expiration date and save for Indemnity Claims to the extent related to, arising out of or resulting from fraud, intentional misrepresentation and/or willful breach committed in connection with the Transaction by any Seller or fraud, intentional misrepresentation and/or willful breach in connection with the Transaction of which any Seller has actual knowledge).

11.2	Investor Indemnifying Parties
Notwithstanding anything to the contrary in this Agreement or in any of the other Transaction Agreements, but subject to the limitations on Liability set forth in Clauses 8 and 10 and Schedule 6, (i) the Personal Fundamental Warranties shall constitute Fundamental Warranties, (ii) the Investor Indemnifying Parties are not making any Seller’s Warranty other than, with respect to any particular Investor Indemnifying Party, the Personal Fundamental Warranties of such Investor Indemnifying Party, (iii) except as provided in clause “(iv)” or “(v)” below, in no event shall any Investor Indemnifying Party be liable to, or be deemed to have any indemnity obligations or other liability to, the Purchaser (or any other Person) in connection with or arising out of the Transaction or any other transactions contemplated by this Agreement or by the other Transaction Agreements, as of any particular measurement time, for any amounts in excess of such Investor Indemnifying Party’s Pro Rata Part of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account and the Indemnity Escrow Amount then remaining in the Indemnity Escrow Account (it being understood, for the avoidance of doubt, that except as provided in clause “(iv)” or “(v)” below, all Indemnity Claims and Warranty Claims shall be satisfied solely and exclusively by a claim against the Indemnity Escrow Account and not directly against any Investor Indemnifying Party), (iv) notwithstanding the preceding clause “(iii)” and except as provided in clause “(v)” below, the Purchaser (on behalf of itself and the other Indemnified Parties) shall seek recourse directly against a particular Seller with respect to Losses arising out of a Personal Fundamental Warranty Breach of such particular Seller’s Fundamental Warranties, provided however that in no event such recovery (when combined with all other indemnification obligations or liabilities of such Investor Indemnifying Party in this Agreement or in any other Transaction Agreements) shall exceed, in the aggregate, the portion of the Consideration actually paid to such Seller pursuant hereto and (v) the limitations on liability set forth in the preceding clause “(iii)” and “(iv)” shall not apply with respect to a particular Investor Indemnifying Party to the extent such Investor Indemnifying Party has committed fraud, intentional misrepresentation or willful breach, or has actual knowledge of any fraud, intentional misrepresentation or willful breach in connection with the Transaction.

12.	CLAIMS

12.1	Claims to be made by the Purchaser
All Claims against the Sellers or otherwise in connection with in this Agreement shall be brought by the Purchaser (and, for the avoidance of doubt, not by any other Indemnified Party), on behalf of the Indemnified Parties.

12.2	Notification of potential Claims
Without imposing additional time limits to those set out in Schedule 6 (Warranty Limitations) and Clause 11.1.2, if the Purchaser becomes aware of any matter or circumstance that may give rise to a Claim against the Seller under or otherwise in connection with this Agreement, then the Purchaser shall promptly deliver a notice to the Sellers’ Representative setting out such information as is available to the Purchaser as is reasonably necessary to enable the Sellers’ Representative to assess the merits of the claim, to act to preserve evidence and to make such provision as the Sellers’ Representative may reasonably consider necessary.

12.3	Notification of Claims
Without prejudice to Clause 12.2, notices of any Claim shall be given by the Purchaser to the Sellers’ Representative within the time limits specified in Schedule 6 (Warranty Limitations) and Clause 11.1.2, specifying in reasonable detail the information available to the Purchaser of the legal and factual basis of the Claim and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the Claim.

12.4	Investigation by the Sellers’ Representative
In connection with any matter or circumstance notified by the Purchaser to the Sellers’ Representative pursuant to Clause 12.2 or Clause 12.3, provided that the Sellers’ Representative has executed and delivered to the Purchaser a non-disclosure agreement in form and substance reasonably satisfactory to the Purchaser:

(a)
upon any reasonable request made by the Sellers’ Representative, the Purchaser shall allow the Sellers’ Representative to investigate the matter or circumstance alleged to give rise to such Claim and whether and to what extent any amount is or may be payable in respect of such Claim; provided, that any such investigation shall be conducted upon reasonable advance notice, during normal business hours on any Business Day, and in such manner so as to not unreasonably interfere with the business or operations of the Purchaser or its Affiliates; and

(b)
the Purchaser shall disclose to the Sellers’ Representative all information of which the Purchaser is aware which is, in the good faith determination of the Purchaser, relevant to the Claim, in each case as the Sellers’ Representative may reasonably request upon reasonable advance notice, during normal business hours on any Business Day, and in such manner so as to not unreasonably interfere with the business or operations of the Purchaser or its Affiliates.

12.5	Procedure for third-party claims
If a Claim notified to the Sellers’ Representative is a result of or connected with a Third Party Claim against or owed by the Purchaser or any of its Affiliates or the Group, then:

(a)
the Purchaser shall have the right in its sole discretion to conduct the defense of and to settle or resolve any Third Party Claim and the costs of the defense of such Third Party Claim and the amount of such settlement or resolution shall be Losses for which the Indemnified Parties are entitled to recover hereunder; provided, however, the amount payable to such third party in any such settlement or resolution that is entered into without the prior consent of the Sellers’ Representative shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Parties in connection with such Third Party Claim (it being understood that if the Purchaser requests that the Sellers’ Representative consent to a settlement with a third party, the Sellers’ Representative shall not unreasonably withhold, condition or delay such consent and such consent shall be deemed to have been given unless the Sellers’ Representative shall have objected within fifteen (15) Business Days after a written request therefor by the Purchaser);

(b)
the Sellers’ Representative shall have the right to participate in any Third Party Claim (i) by timely receiving copies of all pleadings, notices and communications, and having a reasonable right of access to any relevant books and records of the Company in furtherance of its right of participation in this Clause 12.5, with respect to such Third Party Claim, to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Party, subject to execution by the Sellers’ Representative of a non-disclosure agreement in form and substance reasonably satisfactory to the applicable Indemnified Party to the extent that such materials contain confidential or propriety information and (ii) by giving input on the materials provided to the Sellers’ Representative; and

(c)
the Sellers’ Representative shall make available to the Purchaser and any Group Company access to all relevant books and records during normal business hours, with the right to make copies thereof and/or take extracts therefrom, and such persons as the Purchaser may reasonably request for assessing, contesting, disputing, defending, compromising or appealing the Third Party Claim, and shall attend any relevant proceedings as a witness to give evidence and prepare appropriately for such attendance.

12.6	No Right of Contribution or Subrogation

(a)
Each Seller waives, acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity, right to advancement of expenses or other right or remedy against any Group Company in connection with any Claims made by any Indemnified Party against such Seller.

(b)
Effective as of Completion, the Sellers’ Representative and each Seller expressly waives and releases any right of subrogation, contribution, advancement or indemnification and any other claim that the Sellers’ Representative or such Seller may have, against the Purchaser and/or any of its Affiliates and/or any Group Company.

12.7	Knowledge, Waiver of Conditions, Reliance
The rights of the Indemnified Parties under this Agreement shall not be affected by any investigation conducted by or on behalf of any of the Indemnified Parties or any of their Affiliates or their Representatives, with respect to the representations, warranties, covenants, agreements or obligations made by any Seller or any other matter, or any waiver of any condition based on the accuracy of any such representation or warranty or the performance of any such covenant, agreement or obligation, except as Disclosed in the Disclosed Information. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder, other than a claim for fraud, willful breach or intentional misrepresentation.

12.8	No Double Recovery
If an Indemnified Party’s Claim may be brought under different sections, clauses or paragraphs of this Agreement, then such Indemnified Party shall have the right to bring such Claim under any applicable section, clause or paragraph it chooses; provided, however, that in no event shall any Indemnified Party be entitled to double recovery with respect to any particular incident, fact or event which resulted in Losses that are recoverable under this Agreement regardless of whether there were breaches of more than one representation, warranty, covenant, agreement, obligation or otherwise.

13.	COVENANTS

13.1	Non-compete and non-solicitation covenants
Each Non Investor Indemnifying Party acknowledges and agrees that each of the provisions and covenants as laid down in Schedule 7 (the Protective Covenants) shall have effect to protect the interests of the Purchaser.

13.2	Conduct of Tax affairs

13.2.1
To the extent not yet submitted to the relevant Tax Authorities at Completion, the Purchaser shall be responsible for, and have the conduct of preparing and submitting to the relevant Tax authorities all Tax Documents (as defined below) of the Group for all Tax accounting periods ending on or before the Completion Date and in connection therewith:

(a)
all tax returns, computations, documents and substantive correspondence relating thereto (each a Tax Document and together the Tax Documents) shall be made in accordance with past practice unless otherwise required by applicable Laws;

(b)	any income or other material Tax Document that reflects a Tax for which the Sellers are liable shall be submitted in draft form to the Sellers’ Representative;

(c)	each Party shall provide to the other Part(y)(ies) information and assistance which may reasonably be required to prepare all such outstanding Tax Documents;

(d)
if a time limit applies in relation to any Tax Document, the Purchaser shall ensure that the Sellers’ Representative receives the Tax Document no later than 10 (ten) Business Days before the expiry of such time limit;

(e)	the Purchaser shall consider in good faith any reasonable timely provided comments by the Sellers’ Representative;

(f)	the Tax Documents shall duly, timely, correctly and in compliance with applicable Law be submitted to the relevant Tax authority.

13.2.2	The Parties hereby acknowledge that nothing in this Clause 13.2 shall in any way change a Party’s rights and obligations under this Agreement.

13.2.3
In relation to Tax accounting periods of the Group starting before the Completion Date and ending after the Completion Date, the Purchaser shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax authority all Tax Documents of the Group. The Sellers shall provide to the Purchaser information and assistance which may reasonably be required to prepare all such Tax Documents.

14.	SELLERS’ REPRESENTATIVE

14.1
For purposes of this Agreement, each of the Sellers hereby irrevocably appoints and authorises: HALSTEN M&A B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the Sellers’ Representative) as its agent and attorney with full power and authority in that Seller’s name and on its behalf to:

(a)
execute any agreement or instrument entered into or delivered in connection with the Transaction and to give any written consent, direction, demand, notice or other communication on behalf of that Seller in connection with the Transaction;

(b)	receive any written consent, direction, demand, notice or other communication on behalf of that Seller in connection with the Transaction;

(c)
consent or agree to any amendment to, or waiver of any provision of, this Agreement in his, her or its capacity as the Sellers’ Representative or to agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, any claims in connection with the resolution of any dispute relating to this Agreement or the Transaction (including with respect to any inaccuracy in any of the Sellers’ Warranties, any adjustments with respect to the Consideration and any matters related to Clause 10, Clause 11 or Clause 12 hereof);

(d)	review, negotiate and agree to and authorize the Purchaser to reclaim funds from the Escrow Accounts in satisfaction of claims asserted by the Purchaser;

(e)	consult with Representatives for the purposes of performing its duties hereunder, solely at the cost and expense of the Sellers; and

(f)
take all actions necessary or appropriate in his, her or its judgment for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

14.2
The Sellers’ Representative in such capacity will not be responsible and will not have any liability to any of the Sellers for any loss or damage any of them may suffer by reason of the performance by the Sellers’ Representative of his duties under this Agreement, other than loss or damage arising from fraud. Each of the Sellers appointing the Sellers’ Representative hereby undertakes to ratify and confirm all that the Sellers’ Representative will do or cause to be done in its capacity as Sellers’ Representative, provided that it is within the scope of such appointment.

14.3
Each of the Sellers agrees that the Purchaser shall be entitled to rely on this Clause 14 in dealing with the Sellers’ Representative and that, subject to 14.4 and so far as permitted by law, the appointment of the Sellers’ Representative shall be conclusively binding on each Seller in favour of the Purchaser.

14.4
If the appointment of the Sellers’ Representative terminates due to the resignation or bankruptcy of the Sellers’ Representative, the Sellers shall notify the Purchaser in writing of such termination as soon as reasonably practicable and in any event within five (5) Business Days of such termination. The Sellers shall simultaneously notify the Purchaser in writing upon the appointment of a new sellers’ representative with the same power and authority as the Sellers’ Representative has been given in this Agreement.

14.5
The Sellers’ Representative is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

15.	CONFIDENTIALITY AND ANNOUNCEMENTS

15.1	Confidentiality

15.1.1
The Parties acknowledge that they are aware, and will advise their respective Representatives who are informed as to the matters which are the subject of this Agreement, that the Purchaser is a public reporting company and that U.S. securities laws prohibit any Person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from communicating such information to any other Person under circumstances in which it is foreseeable that such Person is likely to purchase or sell the Purchaser’s securities. Therefore, each Seller shall, and shall procure that its Affiliates and Representatives shall, treat as strictly confidential and not disclose, divulge, furnish, make accessible or use any information regarding or relating to, or obtained in connection with, this Agreement or any Transaction Agreement or any of the transactions contemplated hereby or thereby, including:

(a)	the existence or any terms and conditions hereof or thereof; or

(b)
the Purchaser’s Group, or their business activities, including their, affairs, properties, assets, trading practices, services, developments, trade secrets, intellectual property rights, know-how, personnel, customers or suppliers.

(Confidential Information).

15.1.2	Clause 15.1.1 shall not prevent disclosure by a Seller of Confidential Information to the extent it can demonstrate that:

(a)
disclosure is required by applicable Law or by any stock exchange or any regulatory or Governmental Authority having applicable jurisdiction (provided that the disclosing Seller shall (i) notify the other Parties and (ii) take into account the reasonable requirements about the proposed form, timing, nature and extent of the disclosure);

(b)
disclosure is of Confidential Information which was lawfully in the possession of that Seller any of its directors, officers, employees, agents, advisers, accountants and consultants of that Seller and/or of its respective Affiliates (in either case as evidenced by written records) without any obligation of secrecy before its being received or held by that Party or any of its directors, officers, employees, agents, advisers, accountants and consultants of that Party and/or of its respective Affiliates;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through any Seller’s action or failure to act; or

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any agreement entered into pursuant to this Agreement.

15.1.3	The restrictions contained in this Clause 15.1 shall survive Completion and shall continue without limit of time.

15.2	Announcements

15.2.1
No announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Sellers, or their respective Affiliates, without the prior written approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

15.2.2
The restriction in Clause 15.2.1 shall not apply to the extent that the announcement is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the Seller making the announcement or issuing the communication to shareholders shall consult with the Purchaser in advance as to its form, content and the timing of issue and shall use all reasonable efforts to reach agreement on those aspects with the Purchaser.

15.2.3
Prior to issuing the press release announcing the Transaction, the Purchaser shall provide a draft thereof to the Company for its review (it being understood that the Purchaser shall make the final determination regarding the content and timing thereof).

16.	MISCELLANEOUS

16.1	Further assurances
Except as otherwise provided in this Agreement, each Party shall at its own costs and expenses from time to time execute such documents and perform such acts and things as the other Party may reasonably require to effect the transactions contemplated by this Agreement and to give each Party the full benefit of this Agreement.

16.2	Specific Performance
The Parties agree that, in the event of any breach or threatened breach by the other Party or Parties hereto of any covenant, obligation or other agreement set forth in this Agreement or any Transaction Agreements, as the case may be (but not, for the avoidance of doubt, with respect to any breach of any of the Sellers’ Warranties or any of the Purchaser’s Warranties), (i) each Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to an order of specific performance to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no Party hereto shall be required to provide or post any bond or other security or collateral in connection with any such order or injunction or in connection with any related action or legal proceeding.

16.3	Entire agreement
This Agreement (together with the Transaction Agreements and the Disclosure Letter) contains the entire agreement between the Parties relating to the subject matter of this Agreement, to the exclusion of any terms implied by Law which may be excluded by contract, and supersedes any previous written or oral agreement between the Parties to this Agreement in relation to the matters dealt with in this Agreement.

16.4	Assignment
None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all of the Parties.

16.5	Invalidity
If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable Law, then:

(a)	such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected; and

(b)
the Parties shall use reasonable efforts to agree a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision.

16.6	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by signing any such counterpart. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an Electronic Delivery) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a Contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

16.7	Waiver
No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the Party entitled to make such waiver. In addition, no failure to exercise, nor any delay in exercising, on the part of a Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.

16.8	Amendment
Subject to the provisions of applicable Law, the parties hereto may amend this Agreement at any time before or after the Completion by execution of an instrument in writing signed on behalf of the Purchaser and the Sellers’ Representative. No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each of the Purchaser and the Sellers’ Representative.

16.9	Third-party rights
Save as expressly otherwise stated, this Agreement does not contain any stipulation in favour of a third party (derdenbeding). Nothing contained in this Agreement will be treated as the establishment, amendment, modification, or termination of any employee benefit plan or arrangement or constitute a limitation on a Group Company, the Purchaser, or any of their respective Affiliates to establish, amend, modify, merger or terminate any employee benefit plan, give any Service Provider or any labor organization, union, works council, employee association, trade union, or other similar employee representative body, any third party beneficiary or other rights under this Agreement or otherwise, or obligate a Group Company, the Purchaser, or any of their respective Affiliates to maintain any particular employee benefit plan or arrangement or retain the employment or services of any Service Provider. In the event that any stipulation in favour of a third party (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

16.10	No rescission
Each Party waives its right to rescind (ontbinden) this Agreement, in whole or in part, on the basis of section 6:265 DCC or to request a competent court to amend this Agreement on the basis of section 6:230(2) DCC. Furthermore, a Party in error (dwaling) shall bear the risk of that error in making this Agreement.

16.11	Tax deductions and payments
Any sum payable under or otherwise in connection with this Agreement shall be paid free and clear of all Tax deductions except as required by Law. If any Tax deduction is required to be made pursuant to applicable Law, such deduction or withholding shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding was made.

16.12	Costs
Unless this Agreement provides otherwise, all costs which a Party has incurred or must incur in preparing, concluding or performing this Agreement are for its own account. All fees of the Notary payable in connection with the Deed of Transfer shall be paid by the Purchaser. The Purchaser shall be responsible for the payment of all Warranty Insurance Costs; provided, however, that up to a maximum amount not to exceed $2,000,000 shall be funded through a reduction in the Consideration in accordance with this Agreement.

16.13	Interest
If any Party defaults in the payment when due of any amount payable under or otherwise in connection with this Agreement, then the liability of that Party shall be increased to include interest on such amount from the date when such payment is due under or otherwise in connection with this Agreement until the date of actual payment (both days inclusive) at the rate referred to in section 6:120 paragraph 2 DCC.

16.14	Notices

16.14.1
Any notice in connection with this Agreement shall be in writing in English and delivered by hand, registered post or courier using an internationally recognised courier company, or by email. A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) if delivered by email at the time of sending.

16.14.2	The addresses and email addresses of the Parties for the purpose of Clause 16.14 are:

The Sellers or the Sellers’ Representative
For the attention of: Halsten M&A B.V.	Address: c/o Eliane Koelmans Cruquiusweg 111 G, 1019 AG Amsterdam The Netherlands	Email address: Eliane.Koelmans@halsten.nl
The Purchaser
For the attention of: Darren J. Milliken	Address: ForeScout Technologies, Inc. 190 West Tasman Drive San Jose, CA 95134 USA	Email address: darren.milliken@forescout.com
With a copy to:
For the attention of: Denny Kwon	Address: Wilson Sonsini Goodrich & Rosati P.C. One Market Plaza, Spear Tower Suite 3300 San Francisco, CA 94105 USA	dkwon@wsgr.com
and With a copy to:
Pauline Vos	Bird & Bird LLP Zuid-Hollandplein 22 2596 AW The Hague The Netherlands	pauline.vos@twobirds.com

16.14.3	A Party may notify the other Parties of a change to its name, relevant addressee, address or email address for the purposes of this Clause 16.14, provided that such notice shall only be effective on:

(a)	the date specified in such notice as the date on which the change is to take place; or

(b)
if, in such notice, no date is specified or the date specified is less than five (5) Business Days after the date on which such notice is given, the date following five (5) Business Days after such notice has been given.

17.	GOVERNING LAW AND JURISDICTION

17.1	Governing law
This Agreement and any dispute, controversy or claim arising hereunder or in connection herewith, its subject matter or formation (including any dispute or claim relating to non-contractual obligations) shall be governed by and construed in accordance with the laws of the Netherlands.

17.2	Jurisdiction and forum
All disputes between the Parties hereto arising under or in connection with this Agreement or further agreements resulting from this Agreement, including all disputed claims for breach by any party of any representation, warranty, undertaking or covenant under this Agreement (a Dispute), shall be finally resolved by arbitration in accordance with the rules of the Netherlands Arbitration Institute in Amsterdam (the Rules), provided always that the Parties have the right to submit any such dispute in summary proceedings to the district court in Amsterdam and the right to obtain seizure. The arbitrator, who shall be appointed in accordance with the Rules, shall decide according to the rules of the law. The arbitral tribunal shall consist of one arbitrator. The arbitral proceedings shall be conducted in the English language. The place of arbitration shall be Amsterdam, the Netherlands.

[signature page follows]

1.

4

IN WITNESS whereof the Purchaser, each of the Sellers and the Sellers’ Representative shall have executed this Agreement on the date which appears first on the first page.
On behalf of FORESCOUT TECHNOLOGIES, INC.

___________/s/_______________
Name:    Michael DeCesare
Title:    President and Chief Executive Officer

[Signature Page to Share Purchase Agreement]

On behalf of SECURITYMATTERS HOLDING B.V.

___________/s/_______________
Name:    Sandro Etalle
Title: managing director

BOLZONSOFT B.V., solely for purposes of Clause 7.5 and Clause 7.6.2

___________/s/_______________

ETALLE B.V., solely for purposes of Clause 7.5 and Clause 7.6.2

___________/s/_______________

ZAMBON B.V., solely for purposes of Clause 7.5 and Clause 7.6.2

___________/s/_______________

[Signature Page to Share Purchase Agreement]

On behalf of KPN VENTURES B.V.

___________/s/_______________
Name:    Maximo Ibarra
Title: CEO KPN N.V.

[Signature Page to Share Purchase Agreement]

On behalf of EMERALD CLEANTECH FUND III LP

___________/s/_______________
Name:
Title: director

[Signature Page to Share Purchase Agreement]

On behalf of EMERALD INDUSTRIAL INNOVATION FUND LP

___________/s/_______________
Name:    Karen Haith
Title: Director

[Signature Page to Share Purchase Agreement]

On behalf of PHOENIX CONTACT VENTURE FUNDS I GmbH

___________/s/_______________
Name:    Marcus Böker
Title:     Managing Director

[Signature Page to Share Purchase Agreement]

On behalf of ROBERT BOSCH VENTURE CAPITAL GmbH

___________/s/_______________        ___________/s/_______________
Name:    Ingo Ramesohl            PH. Rose
Title:     Geschäftsführer            Geschäftsführer

[Signature Page to Share Purchase Agreement]

ALESSANDRO FOTI

___________/s/_______________

[Signature Page to Share Purchase Agreement]

CLIFF GREGORY

___________/s/_______________

[Signature Page to Share Purchase Agreement]

On behalf of HALSTEN M&A B.V., as the Sellers’ Representative

___________/s/_______________
Name:    E.B. Koelmans
Title:     Director

[Signature Page to Share Purchase Agreement]

For acknowledgement and acceptance of their obligations under Clauses 13.1 and Schedule 7 :

DAMIANO BOLZONI
___________/s/_______________

SANDRO ETALLE

___________/s/_______________

EMMANUELE ZAMBON

___________/s/_______________

18.

[Signature Page to Share Purchase Agreement]

SCHEDULE 1: OVERVIEW SELLERS’ SHAREHOLDINGS

Seller	Shares	Pro Rata Part
SECURITYMATTERS HOLDING B.V.	180,000	69.0079%
EMERALD CLEANTECH FUND III LP	22,957	8.8012%
KPN VENTURES B.V.	13,870	5.3174%
PHOENIX CONTACT VENTURE FUNDS I GmbH	13,870	5.3174%
ROBERT BOSCH VENTURE CAPITAL GmbH	13,870	5.3174%
Mr. CLIFF GREGORY	9,575	3.6708%
EMERALD INDUSTRIAL INNOVATION FUND LP	4,783	1.8337%
Mr. ALESSANDRO FOTI	1,915	0.7342%
TOTAL	260,840	100.0000%
SCHEDULE 2: DISCLOSURE LETTER
[see attached]
SCHEDULE 3-A: HOLDBACK ESCROW AGREEMENT
[see attached]

SCHEDULE 3-B: INDEMNITY ESCROW AGREEMENT
[see attached]
SCHEDULE 3-C: ADJUSTMENT ESCROW AGREEMENT
[see attached]
19.

SCHEDULE 4: THE SELLERS’ WARRANTIES
In addition to the definitions set forth in Clause 1.1 of the Agreement, the following words shall have the meaning set out below:

Accounts:
means, collectively, (i) the audited consolidated annual accounts of the Group comprising the balance sheet as at, and profit and loss account for the financial year ended on, the Accounts Date and (ii) the unaudited consolidated accounts of the Group comprising the balance sheet as at, and profit and loss account for the six (6) month financial period ended on, June 30, 2018.

Accounts Date:	means 31 December 2017.

Assets:	has the meaning as defined in paragraph C below.

Associated Persons:	has the meaning as defined in paragraph A.7.1 below.

Bid:
means a bid, quotation or proposal by any Group Company that is outstanding as of the date hereof that if accepted or awarded could lead to (i) a Contract between any Group Company, on the one hand, and any Governmental Authority on the other hand or (ii) a Contract between any Group Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority.

Business IT Systems:	means all computer software and hardware, and telecommunications, network and internet-related equipment which is owned or used by the Group in the course of the Business.

Code:	means the U.S. Internal Revenue Code of 1986.

Company Benefit Plan:
means any plan, program, policy, practice, Contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change in control pay, termination pay, deferred compensation, bonus, commission, incentive-based pay, performance awards, options, restricted stock, deferred stock, profit sharing, profits interest, or other equity or equity‑related awards, savings, life, vacation, paid time off, holiday, sick pay, cafeteria, flexible spending, dependent care assistance, tuition, medical, medical expense reimbursement, health, dental, vision, disability, death, welfare benefits, fringe benefits, perquisites, or other employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each employee benefit plan which is or has been maintained, contributed to, or required to be contributed to, by the Group Company for the benefit of any Service Provider (or any spouse, domestic partner, dependent or beneficiary of any such individual), or with respect to which the Group Company has or may have any Liability or obligation.

Company Business IP:
means any and all Intellectual Property Rights used in or necessary to conduct the business of each Group Company, in the manner currently conducted, including the design, development, manufacture, testing, use, marketing, distribution, import, sale, offer to sell, licensing, provision, support, and other exploitation of Company Products and Company Intellectual Property.

Company Government Contract:	means a Contract between any Group Company, on the one hand, and any Governmental Authority, on the other hand, for which performance is ongoing as of the date hereof.

Company Government Subcontract:
means a Contract between any Group Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority for which performance is ongoing as of the date hereof.

Company Intellectual Property:	means any Technology or Intellectual Property Rights (including the Company Registered IP) that are owned by, or exclusively licensed to, any Group Company.

Company Products:
means all products or services (including websites, applications, and end-user interfaces) currently or previously developed or under development, marketed, distributed, licensed, sold, or offered by or on behalf of any of the Group Companies.

Data Protection Requirements:
means (i) Laws (including Regulation (EU) 2016/679 (the General Data Protection Regulation), (ii) privacy and data processing policies and notices, (iii) contractual obligations, (iv) applicable published industry standards (including, to the extent applicable, the PCI Data Security Standard), and (v) applicable self-regulatory obligations, in each case relating to the collection, interception, use, retention, security, disclosure, transfer, and other processing of Covered Data.

Disclosed Contracts:	means the Contracts set forth on Schedule 10.

Employees:	means any and all persons employed by any Group Company at the Completion Date.

FCPA:	has the meaning as defined in paragraph A.7.1(b) below.

Hazardous Material:
means any substance that has been designated by any Governmental Authority or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, or

in any similar Law of any other jurisdiction in which the Group operates.

In-Licenses:	has the meaning as defined in paragraph F.2.2 below.

Insolvent:
means in respect of any Person, if such Person becomes insolvent (voluntarily or involuntarily), including if such Person: (i) passes any resolution for it to be, or is subject to a court order that it be, or it otherwise is, wound up, liquidated or dissolved; (ii) becomes the subject of an administration order or an administrator or liquidator is appointed in respect of it; (iii) is the subject of a proposal for a composition in satisfaction of its debts or a scheme of arrangement of its affairs or a compromise or arrangement between it and its creditors or any class of them, or it makes any arrangement or compromise with its creditors generally or ceases to carry on all or substantially all of its business.

Intellectual Property Rights:
includes any rights associated with (i) patents and patent applications, (ii) copyrights, copyright applications and registrations, moral rights, and other rights of authors in works of authorship, (iii) registered and unregistered trademarks, trade mark applications, trade names, service marks, business names, registered design, and unregistered design right, (iv) database and computer algorithm, (v) know-how, confidential and proprietary information, and trade secrets, (vi) divisions, continuations, continuation-in-part, renewals, reissuances, re-examination, and extensions of the foregoing (as applicable), and other intellectual or industrial property right anywhere in the world and rights under licenses, consents, orders, statutes or otherwise in relation to the foregoing, and all rights of a similar nature, in each case anywhere in the world.

Interested Party:	has the meaning as defined in paragraph N.1 below.

IP Contract:	has the meaning as defined in paragraph F.2.8 below.

Leases:	has the meaning as defined in paragraph C.2 below.

Licenses:
means all EC and/or national and/or provincial and/or municipal licences, permits, exemptions, consents, grants and authorisations howsoever named as are necessary under any Law and/or required by any Governmental Authority and/or otherwise necessary for carrying out and continuing the operations and Business of the Group or otherwise for carrying out and continuing the operations and Business of the Group.

Lien:
mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, interference, option, right of first refusal, pre-emptive right, community property interest or restriction of any nature

(including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Management Accounts:	means the management accounts of the Company from the Accounts Date to 30 June 2018.

Material Contracts:	has the meaning as defined in paragraph D below.

Organizational Documents:	means the articles of association, incorporation documents and/or bylaws of the Company and each Subsidiary, as applicable.

Other In-Licenses:	has the meaning as defined in paragraph F.2.2 below.

Out-Licences:	has the meaning as defined in paragraph F.2.2 below.

Per Claim Threshold:	has the meaning as defined in paragraph 5 of Schedule 6.

Personal Data:
means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, driver’s license number, passport number, credit or debit card number, biometric identifiers, or any other piece of information that allows the location of, identification of, or contact with a natural person or a computing system or device; (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Law; or (iii) information associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

Privacy Policy:
means each external or internal, past or present privacy, data protection, or data processing policy or notice of any Group Company, and any or privacy or security-related representation or statement of any Group Company relating to: (i) the privacy of users of any Company Product; or (ii) the collection, use, storage, retention, hosting, disclosure, security, transmission, interception, transfer, disposal, or other processing of any Covered Data.

Product Data:
means (i) data and content provided by or for customers or users (or their respective users) of any Group Company to, or stored by or for customers or users (or their respective users) of Company Products on, the Company Products; (ii)  data and content created, compiled, inferred, derived, or otherwise obtained by or for the Company Products or by or for any Group Company in connection with the provision or operation of Company Products; and (iii) data and content compiled, inferred, or derived directly or indirectly from data or content described in subclauses (i) and (ii) above.

Properties:	means all real property, including but not limited to all buildings and structures thereon, owned, leased or otherwise used, in whole or in part, by any Group Company.

Sanctions:	means any sanctions of whatever nature imposed under any applicable Sanctions Laws.

Sanctioned Person:
means a Person (i) that is the subject of Sanctions, (ii) that is majority-owned or controlled by a Person that is the subject of Sanctions, or (iii) that is located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions.

Sanctions Laws:
means those trade, economic or financial sanctions laws, regulations, embargoes, or restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, and (iv) any other applicable Governmental Authority.

Service Provider:	means any current or former employee, consultant, independent contractor or director of any Group Company.

Service Provider Agreement:
means each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or Contract (including, any offer letter or any agreement providing for acceleration of Company shares or equity awards, or any other agreement providing for compensation or benefits) between any Group Company and any Service Provider, whether written or unwritten.

Shareholders Agreement	means the shareholders agreement dated 19 September 2016 entered into (amongst others) by the Sellers and the Company.

Technology:
means any or all of the following: (i) works of authorship including, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data, trade secrets, show how, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

Threshold:	has the meaning as defined in paragraph 5 of Schedule 6.

Top Customer:	has the meaning as defined in paragraph E.1 below.

Top Supplier:	has the meaning as defined in paragraph E.2 below.

Subsidiary Shares:	has the meaning as defined in paragraph A.4.6 below.

UK Bribery Act:	has the meaning as defined in paragraph A.7.1(b) below.

A.	LEGAL

A.1.	Organization, authority and capacity of the Group Companies and the Sellers

A.1.1
The Company is duly incorporated and validly exists as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands and has all requisite corporate power and authority to carry on the Business and to own, lease and operate its properties and assets.

A.1.2
Each Subsidiary is duly incorporated and validly exists under the laws of its jurisdiction and has all requisite corporate power and authority to carry on the Business and to own, lease and operate its respective properties and assets.

A.1.3
Each Group Company is duly qualified and is authorized to transact business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, except where the failure to be so qualified would not be material to such Group Company or its business.

A.1.4
Each Seller declares for itself that it (except for ARF and CHG) is duly incorporated and validly exists under the laws of its jurisdiction and has all requisite corporate power and authority to enter into the transactions contemplated by this Agreement.

A.1.5
Each Group Company has all requisite (corporate or individual, as the case may be) power and authority to execute this Agreement, the Transaction Agreements to which it is a party, and any agreement referred to herein, to perform its obligations hereunder and thereunder, and to effectuate the transactions contemplated hereby and thereby, all (corporate or individual, as the case may be) action necessary to validly and duly authorize the execution and performance of this Agreement, the Transaction Agreements, any agreement referred to herein and the transactions contemplated hereby and thereby has been taken and such entry and performance will not breach, violate, infringe or otherwise affect the rights of any other Person.

A.1.6
Each Seller declares for itself that it has all requisite (corporate or individual, as the case may be) power and authority to execute this Agreement, the Transaction Agreements to which it is a party, and any agreement referred to herein, to perform its obligations hereunder and thereunder, and to effectuate the transactions contemplated hereby and thereby, all (corporate or individual, as the case may be) action necessary to validly and duly authorize the execution and performance of this Agreement, the Transaction Agreements, any agreement referred to herein and the transactions contemplated hereby and thereby has been taken and such entry and performance will not breach, violate, infringe or otherwise affect the rights of any other Person.

A.1.7
This Agreement and all other agreements and documents to be executed in accordance herewith constitute, or will when executed constitute, binding obligations on the Company and the Subsidiaries and are enforceable in accordance with their respective terms.

A.1.8
Each Seller declares for itself that this Agreement and all other agreements and documents to be executed by such Seller in accordance herewith constitute, or will when executed constitute, binding obligations for it and are enforceable against it in accordance with their respective terms.

A.1.9
Neither the Company nor any Subsidiary is Insolvent. To the knowledge of the Non Investor Indemnifying Parties, no matters or circumstances exist which might give rise to any such Person becoming Insolvent.

A.1.10	Each Seller declares for itself that it is not Insolvent and that to its knowledge, no matters or circumstances exist which might give rise to it becoming Insolvent.

A.1.11
Neither the execution and delivery of this Agreement and the Transaction Agreements, the performance by the Sellers and the Sellers’ Representative of their individual respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby does or will:

(a)
conflict with, result in a breach or violation of, constitute a default under (with or without notice or lapse of time, or both) or require the consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person under any provisions of: (i) any agreement or instrument to which any Group Company is a party or by which any properties or assets (whether tangible or intangible) of a Group Company are bound; (ii) the articles of association, by-laws or similar corporate document of any Group Company; or (iii) any Law or License applicable to any Group Company or any properties or assets (whether tangible or intangible) of a Group Company;

(b)
relieve any other party to any Contract with any Group Company or by which any properties or assets (whether tangible or intangible) of a Group Company are bound of its obligations or enable that party to vary, cancel, modify, accelerate or terminate its rights or obligations under that Contract, or give rise to any payment obligation or loss of any benefit thereunder; or

(c)	result in the creation or imposition of any Third Party Right on any of the Shares, the Subsidiary Shares, the Properties or Assets of any Group Company.

A.1.12
Each Seller declares for itself that neither the execution and delivery of this Agreement and the Transaction Agreements, the performance by the Sellers’ Representative of its and the Sellers’ Representative obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby does or will: conflict with, result in a breach or violation of, constitute a default under (with or without notice or lapse of time, or both) or require the consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other Person under any provisions of: (i) any agreement or instrument to which it is a party or by which any properties or assets (whether tangible or intangible) of a Group Company are bound; (ii) any Law or License applicable to it.

A.2.	Constitutional and corporate documents
All statutory books, minute books and registers of each Group Company have been properly kept and all returns and particulars, resolutions and other documents which such Group Company is required by Law to file with or deliver to the relevant trade register of the Chamber of Commerce have been correctly made up, duly filed and/or delivered.

A.3.	The Company and the Subsidiaries

A.3.1
No indebtedness (actual or contingent), Liability or obligation in either direction and no Contract or arrangement is outstanding between any Company and/or any Subsidiary on the one hand and/or any Seller or Affiliate of any Seller on the other hand.

A.3.2	No Group Company has paid or declared any dividends or distributions between the Accounts Date and the Completion Date.

A.3.3
Other than the Subsidiaries, the Company has no subsidiaries and (a) does not hold or beneficially own nor has it agreed to acquire any shares of any Person; (b) is nor has agreed to become a member of any general partnership, private partnership or other unincorporated association, joint venture or consortium; (c) does not have any branch, agency, place of business or any permanent establishment outside the Netherlands; and/or (d) is not a party to any profit or income sharing arrangement.

A.3.4	The Company has neither agreed nor is obligated to make any future investment in or capital contribution to any other Person.

A.3.5
The Subsidiaries have no subsidiaries and (a) do not hold or beneficially own nor have they agreed to acquire any shares of any Person; (b) are nor have agreed to become a member of any general partnership, private partnership or other unincorporated association, joint venture or consortium; (c) do not have any branch, agency, place of business or any permanent establishment outside their jurisdiction of incorporation; and/or (d) are not a party to any profit or income sharing arrangement

A.3.6	None of the Non Investor Indemnifying Parties, nor any of its Affiliates has any direct or indirect interest in, or is engaged by, any company or business which competes with the Business.

A.4.	The Shares and Subsidiary Shares

A.4.1
The overview of the Sellers’ shareholdings in the Company at the Signing Date and as at the Completion attached as Schedule 1 to the Agreement is true, complete and accurate. When delivered, the Completion Statement, the Consideration Certificate and the Spreadsheet Certificate shall be true and correct, including with respect to any adjustments to the Consideration to be taken into account at the Completion.

A.4.2
Each Seller declares for itself that it (i) is the full legal and beneficial owner of, (ii) has good and marketable and title to, free and clear of all Third Party Rights, and (iii) has the sole right to vote and to sell, convey, transfer, assign and deliver to the Purchaser, the Shares set opposite its or his name in Schedule 1.

A.4.3	Each Seller declares for itself that it is not a party to any Contract with respect to the voting of equity securities of the Company or relating to the allocation of the Consideration in a manner that is inconsistent with the terms of this Agreement. Other than the Shares specified in Paragraph A.4.1 above, each Seller declares for itself that it does not beneficially own any other Shares or options, warrants or other rights to acquire Shares. Each Seller declares that to its own knowledge, there are no facts or circumstances that could give rise to a Securityholder Matter.

A.4.4
Each Seller declares for itself that (i) no Group Company has, or will have on the Completion Date, any borrowings or indebtedness owing to or from such Seller and/or any of its Affiliates to any Group Company, (ii) as of immediately following the Completion, no Group Company will have any guarantees, indemnities or similar undertakings given by it prior to Completion to or in respect of such Seller and/or any of its Affiliates (jointly the Company Guarantees), (iii) as of immediately following the Completion, no Group Company will have any obligations or Liabilities whatsoever to such Seller under or in connection with any Company Guarantees and (iv) as per the Completion Date, no Group Company shall pay, nor be obliged to pay, any amounts whatsoever for the benefit of such Seller, any Affiliate of such Seller and/or any Person connected with such Seller unless specifically otherwise agreed under this Agreement, except, to the extent applicable to such Seller, any Affiliate of such Seller and/or any Person connect with such Seller, the indemnification provisions under the Company’s Organizational Documents or the Company D&O Tail Policy and any rights such Seller, any Affiliate of such Seller and/or any Person connect with such Seller, has pursuant to this Agreement.

A.4.5
The Shares have been duly authorized and validly issued, are fully paid up and non-assessable, constitute the whole of the issued and outstanding share capital of the Company, and the issuances thereof have been approved by all requisite board and shareholder action. All of the rights, preferences and privileges of the Shares are set forth in the Organizational Documents and the Shareholders Agreement. True and complete copies of all agreements and instruments relating to the issuance or sale of Shares have been Disclosed to the Purchaser, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the agreements Disclosed to the Purchaser. The Series A Shares of the Company are convertible into ordinary shares of the Company at a 1:1 ratio.

A.4.6
The Company is the full legal and beneficial owner of all issued and outstanding shares in the capital of each of the Subsidiaries (the Subsidiary Shares). The Subsidiary Shares have been duly authorized and validly issued, are fully paid up and non-assessable, constitute the whole of the issued and outstanding share capital of the Subsidiaries, and the issuances thereof have been approved by all requisite board and shareholder action.

A.4.7
As of the Signing Date, the Options are held by the Persons as set forth in A.4.7 (i) of the Disclosure Letter, which further sets forth for each such person: (i) the address and e-mail address of such Person; (ii) whether such Person is an employee, consultant, director or officer of the Company; (iii) the grant date of each Option held by such Person and expiration date of each such Option (if applicable); (iv) whether each such Option (if applicable) was granted pursuant to the Option Plan; (v) the vesting schedule (including all acceleration provisions) applicable to each such Option, whether such Option is a Vested Option or an Unvested Option; and (vi) the exercise price per share and the number, class, and series of Shares underlying each such Option. As of the Signing Date, the Designated Promised Options are held by the Persons as set forth in A.4.7 (ii) of the Disclosure Letter, which further sets forth for each such Person (i) the address and e-mail address of such Person and (ii) whether such Person is an employee, consultant, director or officer of the Company; (iii) the date on which such Designated Promised Option was promised and (v) the amount of Shares underlying such Designated Promised Option. No holder of any Option has the right to exercise any of their Options following the Completion. Other than the Options and the Designated Promised Options, there are no outstanding securities, options, share appreciation rights, warrants, rights (including conversion rights), phantom awards, restricted stock units or share units, performance units, performance shares, profits interests, other equity-based awards (whether settled in Shares, cash, or other property), or agreements or arrangements which call for the allotment or issue or transfer of, or grant any Person any right to purchase or call for, any Shares or Subsidiary Shares or any securities or rights convertible into Shares or Subsidiary Shares and no Person has or claims any right to call for the conversion, issue, sale or transfer, repurchase or repayment of any Shares or Subsidiary Shares or any securities or rights convertible into Shares or Subsidiary Shares or any right to any distribution of the profits or assets of any Group Company. No Securityholder has entered into any Contract with respect to the voting of Equity Interests of the Company. There are no Contracts for the purchase or acquisition from the Company of any Shares or any securities convertible into or ultimately exchangeable or exercisable for any Shares. The Company has not made any promises or entered into any Contracts to grant equity incentives to any employee of the Company that remain unsatisfied as of the Signing Date, other than Options and the Designated Promised Options. The Company has no Liability for unpaid distributions. No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchange for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof. As a result of the Completion, the Purchaser will be the sole record and beneficial holder of all issued and outstanding Shares and all rights to acquire or receive any Shares, whether or not such Shares are issued or outstanding.

A.4.8
There is no Third Party Right on, over or affecting any of the Subsidiary Shares, including any subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Organizational Documents, or any Contract to which any Group Company is a party or by which it or any of its assets is bound, nor is there any commitment to give or create such Third Party Right, and no Person has claimed to be entitled to any such Third Party Right.

A.4.9	Except for the Option Plan, the Company has never adopted, sponsored or maintained any option plan or any other plan or agreement providing for equity compensation to any Person.

A.4.10
Each Seller declares for itself that, upon the Completion, in exchange for the Consideration paid by the Purchaser to such Seller, the Purchaser will receive good and marketable title to such Seller’s Shares, free and clear of any and all Third Party Rights, and neither such Seller nor any other Person (other than the Purchaser) will have as of immediately following the Completion any further interests therein or rights with respect thereto.

A.4.11
No works council (ondernemingsraad) has been or is in the process of being established by the Company, and the Company has no obligation to establish a works council, nor has any (former) Employee or other Person requested or demanded the establishment of any works council by the Company.

A.5.	Compliance with Law and Documents; Permits

A.5.1
Each Group Company (a) has carried out and is carrying out the Business in accordance with all applicable Laws in all material respects; and (b) is not in violation or default of any provisions of its Organizational Documents, any provision of any Contract to which it is a party or by which it is bound in any material respect, or of any such applicable Laws in any material respect. No Group Company has received any notice of any suspected, potential or actual violation of any such Laws.

A.5.2
Paragraph A.5.2 of the Disclosure Letter sets forth each permit, license, variance, clearance, consent, registration, listing, exemption, qualification, designation and approval (each, a Permit) (a) pursuant to which the Group currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Business or the holding of any such interest, in each case that is material to the Group. All Permits set forth on Paragraph A.5.2 of the Disclosure Letter are in full force in effect and constitute all Permits required to permit the Group to operate or conduct the Business or hold any interest in its properties or assets.

A.6.	Environmental Laws

A.6.1
No Group Company has released any amount of any Hazardous Material. To the knowledge of the Non Investor Indemnifying Parties, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Group Company has at any time owned, operated, occupied or leased. The Group has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Law or in a manner that would result in liability to the Purchaser or any Group Company, nor has any Group Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as Hazardous Materials Activities) in violation of any Law to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

A.7.	Anti-corruption and Sanction Laws

A.7.1
Neither the Non Investor Indemnifying Parties nor any Group Company nor, to the knowledge of the Non Investor Indemnifying Parties, any Employee or any other director, authorised representative, officer, employee, or agent of any Group Company (each an Associated Person and together the Associated Persons) has at any time, directly or indirectly:

(a)
made, offered to make, provided or paid any unlawful contributions, gifts, entertainment or anything of value to any candidate for political office, or failed to disclose fully any such contributions in violation of any applicable law;

(b)
made, offered to make, or provided anything of value to a Government Official, other than anything of value required or allowed by applicable law (including, without limitation, the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1,

et seq.) (the FCPA) and the UK Bribery Act 2010 (the UK Bribery Act)), in each case, to the extent applicable to the relevant Group Company;

(c)
made, offered to make, or provided anything of value to any agent, employee, officer or director of any entity with which relevant Group Company does business or accepted or solicited anything of value from any person in each case for the purposes of influencing such person to do business with the Group or influencing any member Group Company to do business with such person or to obtain or retain any advantage in the conduct of business of any Group Company;

(d)
engaged in any transactions, maintained any bank account or used any corporate funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of any Group Company;

(e)	violated any provision of the FCPA or the UK Bribery Act (in each case, to the extent applicable to the relevant Group Company) or any other applicable anti-corruption Law; or

(f)
made, offered to make, accepted or solicited anything of value in the nature of bribery in violation of any applicable Law or engaged in any activity, practice or conduct which would constitute an offence under any applicable anti-corruption Law.

A.7.2
None of the Group Companies nor their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under applicable anti-corruption Law, no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

A.7.3
Each of the Sellers declares for itself and its Associated Persons that it is not or has not been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under applicable anti-corruption Law, no such investigation, inquiry or proceedings have been threatened or are pending and to the knowledge of the Non Investor Indemnifying Parties there are no circumstances likely to give rise to any such investigation, inquiry or proceedings in its respect.

A.7.4
None of the Group Companies nor their employees, directors or officers, is currently a Government Official, and no Governmental Official holds an ownership or other economic interest, direct or indirect, in any Group Company.

A.7.5	None of the Group Companies nor their Associated Persons is or has been a Sanctioned Person.

A.7.6
None of the Group Companies nor their Associated Persons has transacted business with, or for the benefit of, a Sanctioned Person in violation of Sanctions Laws on behalf of, or for the benefit of, the any Group Company.

A.7.7	Each of the Sellers declares for itself:

(a)	that it nor its employees, directors or officers, is currently a Government Official;

(b)	that it nor its Associated Persons is or has been a Sanctioned Person;

(c)	that it nor its Associated Persons has transacted business with, or for the benefit of, a Sanctioned Person in violation of Sanctions Laws on behalf of, or for the benefit of, the any Group Company

A.8.	Government Contracts

A.8.1	No Bids, Company Government Contracts or Company Government Subcontracts exist.

B.	ACCOUNTS AND FINANCE

B.1.	Annual Accounts

B.1.1	The Accounts were and, when delivered, the Required Accounts will be:

(a)	true and correct in all material respects;

(b)
prepared in accordance with EU-IFRS and applicable Laws and give in all respects a true and fair (getrouw, duidelijk en stelselmatig) view of the financial position of the Group as at their respective dates and of the profit or loss of the Group for the period ended on their respective dates;

(c)
except as disclosed in Annex B.1.1, prepared on bases and principles which have been consistently applied, and which are consistent with those used in the preparation of the audited statutory accounts of the Group for the financial year 2016 and 2017; and

(d)
contain provisions adequate to cover (i) all bad and doubtful debts and (ii) all liabilities (including Tax Liabilities), capital commitments and other liabilities of the Group as at their respective dates, in each case, whether actual, deferred quantified, disputed, contingent or otherwise.

B.1.2
No Group Company has any outstanding Liabilities, indebtedness, expense, claim, deficiency, guaranty or endorsement of any type (whether or not accrued, absolute, contingent, matured, unmatured or otherwise) or otherwise and is not a guarantor of any indebtedness of any other Person other than the Liabilities disclosed in the Accounts or incurred in the ordinary course of Business since the Accounts Date.

B.1.3	The debts included in the Accounts have realized or will realize, in the ordinary course of collection, their nominal amounts less any provisions for bad and doubtful debts included therein.

B.1.4
No Group Company has applied for or received any grant or other financial assistance from any funding council, Governmental Authority, agency, department or other similar organization (including, without limitation, charities and other private funding bodies).

B.1.5	The Accounts do not include any unusual, exceptional, non-recurring or extraordinary items of income or expenditure which is material (save as expressly stated as such therein).

B.1.6
Since the Accounts Date, (a) the Group Companies have conducted the Business in a normal and proper manner so as to maintain it as a going concern; (b) there has been no material adverse change in the financial or trading position or prospects of any Group Company (c) no Group

Company has (than in the ordinary and usual course of its business) incurred or assumed, or agreed to incur or assume, any Liability (actual or contingent) or expense.

B.1.7
The Management Accounts have been properly prepared in accordance with good accounting practice and in a manner materially consistent with the Annual Accounts and disclose with reasonable accuracy the financial position of the Group as at the date to which they are prepared.

B.1.8
The Group Companies maintain accurate business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the Books and Records) reflecting the Group Companies’ assets and Liabilities implemented to effect the collection thereof on a timely basis. The Group Companies maintain internal procedures that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of such Group Company’s financial statements in conformity with EU-IFRS and to maintain accountability of its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No Group Company has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its Books and Records.

B.1.9
Neither a Group Company nor any Key Employee has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by such Group Company, (ii) any fraud, whether or not material, that involves any current Employee of a Group Company who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

B.2.	Indebtedness

B.2.1
Other than as fully disclosed in the Accounts, no Group Company has outstanding, nor did it agree to create or incur, any loan capital or any money borrowed or raised, including money raised by promissory note or debt factoring.

B.2.2
No Group Company has lent any money which has not been repaid to it nor does it own the benefit of any debt (whether present of future) other than debts accrued to it in the ordinary course of the Business.

B.2.3	No event has occurred or been alleged which has resulted or could result in:

(a)
any present or future borrowing or indebtedness in the nature of borrowing of any Group Company becoming due, or capable of being declared due and payable, prior to its date of maturity and no event has occurred which is an event upon which any of the financial facilities of any Group Company have or could become immediately repayable; and/or

(b)
a Third Party Right being created or constituted in connection with any borrowing, indebtedness in the nature of borrowing, guarantee, indemnity, surety ship or other similar commitment of any Group Company becoming enforceable.

C.	ASSETS AND PROPERTIES

C.1.
Save for trading stock disposed of in the ordinary and usual course of Business, the assets included in the Accounts and all other assets used by the Group (the Assets) are owned by the relevant Group Company free from any Third Party Right. The relevant Group Company has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of the material tangible properties and assets, real, personal and mixed, used or held for use in its business free from any Third Party Right. The Assets comprise all the assets, equipment and properties necessary or desirable for the continuation of its Business as carried on at the Completion Date and all such Assets are in good repair and condition, regularly and properly maintained, suitable for the purposes for which they are used.

C.2.
No Group Company owns any Properties, or has ever owned any Property, or is party to any agreement to purchase or sell any Property. All Properties used and occupied by the any Group Company are used on the basis of lease agreements, which are attached as Annex C.2 to the Disclosure Letter (the Leases). The Disclosure Letter sets forth a list of all Property currently leased, subleased or licensed by or from any Group Company or otherwise used or occupied by a Group Company. The Company has provided the Purchaser with true, correct and complete copies of all Leases (including lease guarantees, amendments, terminations and modifications thereof). The Group Companies currently occupy all of the Properties for the operation of the Business, and there are no other parties occupying, or with a right to occupy, any Property. No Group Company has any capitalized leases. The Properties used and occupied by the Group comprise all the real property necessary or desirable for the continuation of the Business as carried on at the Completion Date and all such Properties are in good repair and condition, regularly and properly maintained, suitable for the purposes for which they are used.

C.3.
Each Group Company has fully complied with any and all obligations under the relevant Lease, including the due and timely payment of rent. Upon termination of any Lease no Group Company will be under any obligation to restore the relevant Property to its original state. Except for timely payment of the rent to the relevant landlord, no Group Company has any Liabilities or obligations to any Person with respect to any Lease.

C.4.
Each of the Group Companies has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements of real property that are no longer in effect and has no continuing Liability with respect to such terminated real property leases. No Group Company is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions or finders’ fees.

D.	COMMERCIAL

D.1.
Annex D.1 of the Disclosure Letter identifies, in each subpart that corresponds to the subparagraph listed below, any Contract (x) to which any Group Company is a party, (y) by which any Group Company or any of its assets is bound or under which any Group Company has any obligation or (z) under which any Group Company has any right or interests (the Contracts described below, whether or not set forth in paragraph D of the Disclosure Letter, are referred to herein as the Material Contracts; to the extent any Contract entered into between the date hereof and the Completion would otherwise have been deemed a Material Contract under the terms herein, such Contract will also be deemed a Material Contract):

D.1.1	that is with a Top Customer or a Top Supplier;

D.1.2
(A) that provides for any most favored pricing, most favored terms, or similar terms binding on any Group Company, (B) that grants any right of first refusal, right of first offer or similar rights with respect to any material assets, rights, securities or other interests (including any Securities) or properties of any Group Company, (C) that caps or otherwise limits the ability of any Group Company to increase fees upon renewal of a Contract, (D) that requires any Group Company to perform or provide any enhancements to any Company Product, or to maintain any Company Product customizations, (E) that requires any Group Company to support a particular Company Product version (including any prohibition or limit on declaring the end-of-life of a version), or (F) that requires any Group Company to provide any free end-user support;

D.1.3
pursuant to which any Group Company is bound to, or has committed to provide or license, any Company Intellectual Property or Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

D.1.4
imposing any restriction on the right or ability of any Group Company (or that would purport to limit the freedom of the Purchaser or any of its Affiliates): (A) to engage in any business practices; (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors (provided the Sellers’ Warranty in this clause (C) of paragraph D.1.4 is only made with respect to Disclosed Contracts); (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person; or (E) to develop or distribute any technology or exploit any Intellectual Property Rights;

D.1.5	pursuant to which any Group Company has agreed to a covenant not to sue with respect to Intellectual Property Rights or agrees to transfer or assign any Intellectual Property Rights;

D.1.6	relating to any development, joint development or outsourced development agreement involving the development of Intellectual Property Rights pertaining to the Company Products;

D.1.7	relating to capital expenditures and involving future payments with respect to acquiring or maintaining fixed assets in the future in excess of $50,000;

D.1.8	relating to the settlement of any Action (other than any settlement for monetary damages alone not in excess of $50,000);

D.1.9
relating to (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities of another Person;

D.1.10
relating to any mortgages, indentures, guarantees, pledges or performance or completion bonds, indemnity or surety arrangements, loans or credit agreements, security agreements or other Contracts or instruments relating to Debt or extension of credit or the creation of any Lien with respect to any asset of any Group Company;

D.1.11	creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, including any agreements requiring any Group Company to pay royalties;

D.1.12	any Lease with annual rental payments exceeding €15,000;

D.1.13
that has a term of more than one year and that may not be terminated by a Group Company (without penalty or any post-termination support, maintenance, engineering or similar obligations) within sixty (60) days after the delivery of a termination notice (provided the Sellers’ Warranty in this paragraph D.1.13 is only made with respect to Disclosed Contracts);

D.1.14
except with respect to Service Provider Agreements that are listed in Annex J.3 of the Disclosure Letter, to the extent not disclosed in another section of Annex D.1, that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $75,000 in the aggregate; or (B) the performance of services having a value in excess of $75,000 in the aggregate; or

D.1.15
any and all other Contracts (other than those listed in a paragraph above) which, by reason of their nature, term, scope, price or otherwise, are or are likely to be of material importance to the Business.

D.2.
All Material Contracts are in written form. The Company has made available true, correct and complete copies of all Material Contracts, including all amendments or modifications thereto. No Group Company is a party to any Contract with any of the Group’s top twenty (20) resellers and end customers, based on revenues generated in connection with such resellers and end customers for the calendar year ended December 31, 2017 and the six months ended June 30, 2018, other than written Contracts that have been Disclosed.

D.3.
All Material Contracts are in full force and effect and binding on the parties thereto in accordance with their respective terms. In addition, each of the parties to any Material Contract has performed all material obligations required to be performed by such party under such Material Contract, and has not breached or violated in any material respect any obligation of such Material Contract, and is not in default, and no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would constitute such a default. No Group Company has received notice from any party asserting any breach, violation or default of, or giving written notice to terminate or modify, any Material Contract and, so far as the Non Investor Indemnifying Parties are aware, no matter, fact or circumstance exists which gives rise to (or may give any party reasonable cause to assert), with the lapse of time, giving of notice, or both, a breach in any material respect, violation in any material respect, default or right to terminate or to accelerate the maturity or performance of, any Material Contract (whether by the relevant Group Company or the relevant other party to the Material Contract), as a consequence of the transactions contemplated by this Agreement or otherwise. No Group Company has received any written notice or, so far as the Non Investor Indemnifying Parties are aware, any non-written communication regarding any actual or possible violation or breach of, or default under, any Material Contract. No Group Company has waived any of its material rights under any Material Contract that would result in Liabilities to the Group Companies in excess of $25,000.

E.	Top Customers; Top Suppliers

E.1.
Annex E.1 lists each of the top twenty (20) currently active customers of the Group, taken as a whole, ranked by revenue generated in connection with such customers for the calendar years ended December 31, 2016 and December 31, 2017 and the six months ended June 30, 2018 (each, a Top Customer).

E.2.
Annex E.2 lists each of the top ten (10) currently active suppliers and vendors of the Group, taken as a whole, by dollar volume of sales and purchases, respectively, for the calendar years ended December 31, 2016 and December 31, 2017 and the six months ended June 30, 2018 (each, a Top Supplier).

E.3.
No Top Customer or Top Supplier has ceased to do business with any Group Company or substantially reduced its dealings with any Group Company, including, with respect to any Top Customer, a reduction in use of products or services, or a reduction in the number of active studies. No Group Company has received written notice or, to the knowledge of the Non Investor Indemnifying Parties, non-written communication that any Top Customer or any Top Supplier intends to cancel, or otherwise materially and adversely modify its relationship with any Group Company (whether related to payment, price or otherwise) on account of the Transactions or otherwise.

F.	INTELLECTUAL PROPERTY RIGHTS AND INFORMATION TECHNOLOGY

F.1.	Confidential Information
There is not and has not been any actual or alleged misuse by any Person of any confidential information of any Group Company and each of the Group Companies has taken all commercially reasonable measures necessary or required to protect the confidentiality of confidential information and trade secrets of any of the Group Companies or of any third party that has provided any confidential information or trade secrets to any of the Group Companies. Without limiting the foregoing, no Group Company has disclosed to any Person any of its confidential information except (i) to its professional advisers under a legal duty to maintain the secrecy of the confidential information or (ii) where such disclosure was properly made in the normal course of the Business and was made subject to a written agreement under which the recipient is obliged to maintain the secrecy of the confidential information and is restrained from further disclosing or using it other than for the purposes for which it was disclosed by the relevant Group Company. In addition, except for those Service Providers that have not created or developed any Intellectual Property Rights or Technology incorporated in any Company Product that has been developed, marketed, distributed, licensed, sold, or offered by or on behalf of any of the Group Companies since September 16, 2016, each Service Provider has executed the Group Companies’ standard form proprietary information and confidentiality agreement, a copy of which has been provided to the Purchaser.

F.2.	Intellectual Property Rights

F.2.1
Annex F.2.1 to the Disclosure Letter contains an accurate and complete list of (i) (a) all registered Intellectual Property Rights owned by, filed in the name of, or licensed exclusively to any Group Company (including applications to register the same and specifications of the countries where (applications to register) Intellectual Property Rights have been filed) and (b) all domain names registered in the name of or transferred to any Group Company (indicating for each item the applicable registrar and the registration renewal date) and any social media accounts, addresses, and handles that used or registered by or on behalf of a Group Company (Company Domain Names) ((a) and (b) together, Company Registered IP), indicating for each item the applicable registration and application number, application and registration date, and jurisdiction in which such item is filed; and (ii) any proceedings or actions pending before any court or tribunal (including the European Union Intellectual Property Office, the U.S. Patent and Trademark Office, or equivalent authorities anywhere in the world). Each item of Company Registered IP is subsisting and, so far as the Non Investor Indemnifying Parties are aware, valid and enforceable.

No Company Registered IP has been adjudged or deemed to be invalid or unenforceable. None of the Non Investor Indemnifying Parties is aware of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered IP invalid or unenforceable. All necessary registration, maintenance, and renewal fees currently due in connection with such Company Registered IP have been timely and duly made and all necessary documents, recordations and certificates in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered IP, or would materially affect any pending application for any Company Registered IP and no Group Company has knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or by which any Company Registered IP may be revoked, invalidated, or rendered unenforceable, or the prospects of registration of such rights may be prejudiced. None of the Company Registered IP has expired, been cancelled, or abandoned.

F.2.2
Annex F.2.2 to the Disclosure Letter lists all Contracts to which any Group Company is a party pursuant to which (i) a third party has been granted, licensed, or provided, or otherwise has the right to access or use, any Intellectual Property Right owned or purported to be owned by or exclusively licensed to any Group Company (Company Intellectual Property Right) or any Company Product (Out-Licenses) (other than any non-disclosure agreement or any non-exclusive end user agreement for any Company Product, in each case that has been entered into in the ordinary course of business, that do not materially differ in substance from any of the Group Company’s applicable standard form agreements that have been made available to the Purchaser, and for which the total of all payments that have been made or are owed to any of the Group Companies does not exceed $25,000 (Standard NDA and EULA)) and (ii) a third party has licensed or granted any right in any Intellectual Property Rights to any Group Company (In-Licenses) (other than (a) agreements for generally commercially available software in executable code form that the Group Companies have licensed for a cost of not more than $10,000 on an annual basis or $25,000 in the aggregate; (b) non-disclosure agreements that do not materially differ in substance from any of the Group Company’s standard form non-disclosure agreement that has been made available to the Purchaser; and (c) licenses for Open Source Software, (a), (b), and (c) collectively, (Other In-Licenses)). No Company Intellectual Property Right is subject to any Contract except for (x) the agreements listed in Annex F.2.2 to the Disclosure Letter; and (y) the Standard NDA and EULA, in case, in the ordinary course of business. No Group Company is in breach of and has not breached any such Contract described within the scope of this paragraph F.2.2 and, as far as the Non Investor Indemnifying Parties are aware, no third party is in breach in any material respect of and has not breached in any material respect any provision of such Contract described within the scope of this paragraph F.2.2.

F.2.3	The Group Companies are the sole legal and beneficial owner of or applicant for or has good and exclusive title to, and may freely use and dispose of, each item of the Company Intellectual

Property, free and clear of, and such Company Intellectual Property is owned by the applicable Group Company free of and clear of, any Third Party Claim and Liens.

F.2.4
No government funding, facilities, faculty or students of an educational institution or research center or funding from third parties was used in the development of Company Business IP in a manner that gives any ownership of or license rights of any Company Intellectual Property Right to any Governmental Authority. As far as the Non Investor Indemnifying Parties are aware, no current or former employee, consultant, or independent contractor of any Group company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time in which such employee, consultant, or independent contractor was also performing services for any Group Company. No university, college or other medical or educational institution or research center has any rights whatsoever in any Company Intellectual Property. The Group Companies have not permitted the rights of the Group Companies in any Company Intellectual Property that is or was at the time material to any Group Company to enter into the public domain, including any contributions to open source software communities.

F.2.5
The activities of each Group Company and operation of its Business, as such Business was conducted, is currently conducted, or is currently contemplated to be conducted by such Group Company (including the design, development, manufacture, testing, use, marketing, distribution, import, sale, offer to sell, licensing, provision, support, and other exploitation of any Company Products) have not infringed, misappropriated, or violated, do not infringe, misappropriate, or violate, and will not infringe, misappropriate, violate, any Intellectual Property Right of any third party or any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. No claim has been made against, or to the knowledge of the Non Investor Indemnifying Parties, threatened against, any Group Company in respect of such infringement, misappropriation, or violation. The Sellers’ Warranties contained in the first sentence of this paragraph F.2.5 shall be deemed to be made to the knowledge of the Non Investor Indemnifying Parties solely with respect to Company Intellectual Property Rights that are not Company Registered IP or trade secrets.

F.2.6
The Non Investor Indemnifying Parties are not aware of any unauthorised use by any Person of any Company Intellectual Property or confidential information of any Group Company. As far as the Non Investor Indemnifying Parties are aware, no Person has infringed or misappropriated, or is misappropriating or infringing, any Company Intellectual Property. No Group Company has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Authority, or arbitral tribunal against any Person with respect to any Company Intellectual Property.

F.2.7
Each Group Company has taken appropriate and reasonable measures to protect the Company Intellectual Property, whether registered or unregistered. Without limiting the foregoing, in each case in which any Group Company has acquired or sought to acquire ownership of any Intellectual Property Rights or Technology from any Person, including as a result of engaging any current or former employee, consultant or any other Person to develop or create any Intellectual Property

Rights or Technology for the Group Company, that Group Company has obtained sole and exclusive ownership of, by operation of law or by a valid and enforceable assignment sufficient to irrevocably transfer all, such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) or Technology to that Group Company. Except as set forth in Annex F.2.7 to the Disclosure Letter there are no actions that must be taken by any Group Company within one hundred and twenty (120) days of the date hereof for the purposes of obtaining, maintaining, preserving, or renewing any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining, or renewing any Company Registered IP.

F.2.8
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will neither automatically (with or without the giving of notice or lapse of time or both) violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any Contract described within the scope of paragraph F.2.2 (those of which are listed or required to be listed in Annex F.2.2, (IP Contracts)). Neither this Agreement nor the transactions contemplated by this Agreement will cause, obligate, or require, by operation of law or otherwise of the terms of any Contract to which any Group Company is a party: (i) the Purchaser or any of its affiliates or any of the Group Companies to grant to any third party any right to or with respect to any Intellectual Property Rights or Technology owned by, or licensed to, any of them, (ii) the Purchaser or any of its affiliates or any of the Group Companies, to be restricted from developing, selling, licensing, manufacturing, distributing or commercializing any Company Intellectual Property or Company Product, (iii) the Purchaser or any of its affiliates or any of the Group Companies being bound by, or subject to, any non-compete, Lien or other material restriction on the operation or scope of their respective businesses, or (iv) the release of any source code for any Company Product to any third party.

F.2.9
No Group Company, and to the Non Investor Indemnifying Parties’ knowledge, nor any other Person acting on their behalf, has licensed, disclosed or delivered, agreed to license, disclose or deliver, or permitted the disclosure or delivery to any escrow agent or other Person, of any source code for any Company Product or Company Intellectual Property, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except solely in the performance of services for a Group Company. To the Non Investor Indemnifying Parties’ knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, require the disclosure or delivery by any of the Group Companies or any Person acting on behalf of the Group Companies to any third party of any Company Intellectual Property or source code of any Company Product.

F.2.10	The Company Intellectual Property Rights and the rights that the Group Companies have under the In-Licenses and Other In-Licenses constitute all of the Company Business IP.

F.2.11	Annex F.2.11 to the Disclosure Letter contains a complete and accurate list of all (i) of those Company Products that have been made available by any Group Company; and (ii) all of those

Company Products that the Group Companies, in accordance with any product roadmap provided or described to the Purchaser, to develop, manufacture, deliver, plan to make commercially available, market, support, sell, provide or distribute, offer for sale, import or export for resale, or license out, in each case, within twelve (12) months after the Completion. The Group Companies have used commercially reasonable efforts in attempting to make all Company Products (and all parts thereof) free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that are designed to permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users (Contaminants). As far as the Non Investor Indemnifying Parties are aware, all of the Company Products that the Group Companies have manufactured, distributed, licensed, or sold were merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were sold at the time at which they were sold, in each case in all material respects, except, in each case, (a) where any such failure to be merchantable, free from defects, or suitable, was corrected, fixed, or otherwise resolved by a Group Company in accordance with any contractual obligation of that Group Company, or other applicable warranty obligation, or (b) to the extent applicable warranties relating to any of the foregoing were disclaimed in an agreement with a customer or considered to be disclaimed under applicable Law.

F.2.12
No Group Company, and to the knowledge of the Non Investor Indemnifying Parties, no other person acting on behalf of a Group Company, has disclosed, delivered, granted, licensed to any person, agreed to disclose, deliver, grant, or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any software source code that is Company Intellectual Property Rights (Company Source Code), other than any such Company Source Code disclosed, delivered, provided, or otherwise made available to consultants or independent contractors solely as necessary for performance of services for the benefit of a Group Company and pursuant to written agreements containing appropriate non-use and non-disclosure obligations. To the knowledge of the Non Investor Indemnifying Parties, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by a Group Company or any person acting on its behalf to any person of any Company Source Code. Annex F.2.12 to the Disclosure Letter identifies each Contract pursuant to which any Group Company has deposited, or is or may be required to deposit, with an escrow agent or any other person, any Company Source Code.

F.3.	Information Technology
Each Group Company either legally owns or has the right to use the Business IT Systems under licenses, leases or other contractual arrangements which are in force and have been materially complied with by each Group Company. In the twelve (12) months prior to the Completion Date, the Business IT Systems, (i) have been free from material defects, (ii) have operated substantially in accordance with the requirements of the relevant Group Company and (iii) have been all under current maintenance contracts consistent with past practice.

F.4.	Open Source Software

F.4.1	In this paragraph, unless the context otherwise requires:

Open Source Software:
means the software licensed, distributed, or conveyed as “open source software,” “free software,” “copyleft,” or under any license that requires as a condition of its use, modification, or distribution that it, or other software into which such software is incorporated, integrated, or with which such software is combined or distributed or that is derived from or linked to such software, be disclosed or distributed in source code form, delivered at no charge, or be licensed, distributed, or conveyed under the same terms as such agreement that meets the Open Software Initiative’s definition of “open source”, available online at http://www.opensource.org/osd.html (any such license, an Open Source License).

Proprietary Software:	means any software which is not Open Source Software.

Third Party Materials:	means any Proprietary Software, content, data, information or other materials made available to any Group Company by any third party.

F.4.2
Annex F.4.2 to the Disclosure Letter (i) contains an accurate and complete list of (a) each item of Open Source Software that has been incorporated into any Company Product in any way, distributed or provided with any Company Product, or from which any part of any Company Product has been derived, (b) the applicable Open Source License for each such item of Open Source Software, (c) the Company Product to which each such item of Open Source Software relates, and (ii) generally describes, without limitation (a) the manner in which each item of such Open Source Software has been used, (b) whether (and, if so, how) the Open Source Software has been modified by or for any of the Group Companies, (c) whether the Open Source Software has been distributed by or for, or otherwise provided by or for, any of the Group Companies, and (d) whether (and if so, how) such Open Source Software has been incorporated into or linked to, or otherwise interacts with, any Company Product or any portion thereof.

F.4.3
No Company Product contains, is derived from, or is distributed with, or is being or was developed using Open Source Software that, and none of the Group Companies has used Open Source Software in any manner that (except with respect to any incorporated Open Source Software itself), would or could (i) require the disclosure or distribution in source code form of any Company Product, Company Intellectual Property, or part thereof, (ii) require the licensing of any Company Product, Company Intellectual Property, or part thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Product, Company Intellectual Property, or part thereof, (iv) create, or purport to create, obligations for any of the Group Companies with respect to Company Intellectual Property, or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property Rights, or (v) impose any other material limitation, restriction, or condition on the right of any of the Group Companies to use or distribute any Company Product or Company Intellectual Property.

F.4.4
With respect to any Open Source Software that is or has been used by any of the Group Companies in any way, each of the Group Companies has been and is in compliance with all applicable Open Source Licenses with respect thereto, complete copies of which have been made available to the Purchaser, including any and all copyright notices, attribution requirements, and notices of availability of source code, if applicable.

F.4.5	Annex F.4.5 to the Disclosure Letter describes any contributions of Open Source Software made by each Group Company.

F.4.6
So far as the Non Investor Indemnifying Parties are aware there are not any actual, potential or alleged breach, invalidity, grounds for termination, grounds for rescission, grounds for avoidance or grounds for repudiation of, any contract to which a Group Company is a party resulting from such Group Company’s use, distribution or conveyance of Open Source Software.

G.	DATA PROTECTION

G.1.
The Group, the Company Products, and all Service Providers comply in all material respects, and have at all times complied in all material respects, with all Data Protection Requirements. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not result in a breach or violation of any Data Protection Requirements. Each Group Company has full rights to transfer to the Purchaser and any of its Affiliates all Covered Data maintained by or for such Group Company without violating any Privacy Requirement. There are no unsatisfied requests from individuals to any Group Company seeking to exercise their data protection rights under any Law (such as rights to access, rectify, or delete their Personal Data, or to restrict processing of or object to processing of Personal Data, or to data portability).

G.2.
Each Group Company has obtained a written agreement from each Service Provider with access to Covered Data that binds such Person to at least the same restrictions and conditions that apply to such Group Company with respect to Covered Data and to implement reasonable and appropriate measures for protecting such Covered Data.

G.3.
There has not been any complaint to, or any audit, proceeding, investigation (formal or informal) or other action against, any Group Company, any Service Providers, or any customers of any Group Company (in the case of customers, to the extent relating to the Company Products or the practices of any Group Company) by any private party, data protection authority, or any other Governmental Entity, foreign or domestic, relating to the security, use, or other processing of Covered Data.

G.4.
Each Group Company maintains appropriate security plans, procedures and facilities for the Business and has at all times (a) taken reasonable steps consistent with (or exceeding) industry standards to safeguard the availability, security and integrity of the Business IT Systems and the data maintained or processed thereon; and (b) maintained reasonable and appropriate security measures to protect Covered Data maintained or processed by or for each Group Company against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no (y) breach of the security of the Business IT Systems, or other unauthorized access to or use of the Business IT Systems; or (z) any loss of, unauthorized access to, or unauthorized use, modification, alteration, destruction, disclosure, or other misuse of, Covered Data maintained or otherwise processed by or for any Group Company.

H.	INSURANCE

H.1.
For the insurance policies of each Group Company which are currently in place, all premiums due have been duly and punctually paid and nothing has been done or omitted to be done which could make any policy of insurance void or voidable. Annex H.1 to the Disclosure Letter lists a summary of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of each Group Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. To the knowledge of the Non Investor Indemnifying Parties, there is no threatened termination of, or premium increase with respect to, any of such policies, other than with respect to premium increases, as a result of growing revenue. None of the Group Companies or any of their Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

H.2.
No claim is outstanding, and during the previous five (5) years period no claims have been made, under any of the insurance policies entered into by any Group Company and, as at the date of this Agreement, there are no circumstances or matters which might give rise to such a claim.

H.3.
All Assets and the Business are adequately insured (meaning on adequate terms and conditions and for adequate values) against all risks normally insured against by Persons carrying on the same type of business as the businesses carried on by the Group Companies.

I.	TAX

I.1.
All Taxes for which any Group Company is liable or for which any Group Company is liable to account for periods up to and including the Completion Date have been duly and timely paid or, if not due, properly reflected in the Accounts, no fine for late filing or late payment of any Tax has been imposed on any Group Company. No Group Company has asked for any extensions of time for the filing of any returns or other documents relating to Tax and no Group Company is subject to a special regime in respect of Tax.

I.2.
No Group Company is, or has ever been, liable to Tax in the current financial year or the five (5) financial years preceding the date of this Agreement in a country, other than the country of its incorporation (a Foreign Country), including as a result of:

(a)	it being considered a resident for any Tax purpose in a Foreign Country; or

(b)	it having a branch, agency or permanent establishment in a Foreign Country; or

(c)	it being considered to be a branch, agency or permanent establishment of a company in a Foreign Country; or

(d)	it owing shares in a subsidiary in a Foreign Country.

I.3.
All transactions or arrangements of the Group Companies are and were effected on at arm’s length terms and, to the knowledge of the Non Investor Indemnifying Parties, no such transactions or arrangements involving the Group Companies have taken place or are in existence that are such that any provision relating to transfer pricing might be invoked by any Tax Authority, affecting the Tax position of the Group

Companies. Each and every Group Company has all relevant information available to demonstrate and defend its transfer pricing position.

I.4.
During the current financial year and five (5) financial years preceding the date of this Agreement, no Group Company has claimed or has been granted exemptions from Taxes in connection with reorganisations or mergers, and there are no reorganisations or mergers which have come into effect on or before the date of this Agreement, which will or may give rise to the assessment or payment of Taxes after the date of this Agreement.

I.5.
No Group Company will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of (a) any installment sale or open transaction disposition made on or prior to the Completion Date, (b) any prepaid amount received on or prior to the Completion Date, (c) any “closing agreement” or other agreement with any Tax authority executed on or prior to the Completion Date, (d) any deferred intercompany gain or loss in connection with a transaction consummated on or prior to the Completion Date or (e) any change in the method of accounting made on or prior to the Completion Date.

I.6.
All notices, computations and returns which ought to have been given or made for periods up to and including the Completion Date, have been submitted by the relevant Group Company to the relevant Tax authorities or the authorities competent for social security contributions and all notices, computations and returns submitted to such Tax authorities are true, accurate and complete in all material aspects and are not the subject of any material dispute nor are, to the knowledge of the Non Investor Indemnifying Parties likely to become the subject of any material dispute with such authorities. All records which any Group Company is required to keep for Tax purposes, have been duly kept and available for inspection at the each of the Group Company’s premises.

I.7.
Each Group Company has made all deductions in respect, or in account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

I.8.
No Group Company has, within the past five years, been subject to or is currently subject to any investigation, audit or visit by any Taxation or any authority competent for social security contributions, and no Group Company is aware of any such investigation, audit or visit planned for the next twelve (12) months.

I.9.	There are no Tax Liabilities that arise in connection with the Transactions, including any transfer, stamp, registration, sales, use, goods and services or other similar Taxes.

I.10.
Each Group Company is duly registered for the purposes of VAT in its country of incorporation and has complied with all material statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records. No Group Company has made any exempt supplies in the current or preceding VAT year applicable to it and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by it.

I.11.
With respect to Service Providers, each Group Company has withheld or collected, and timely paid over to the appropriate Tax authorities (or is properly holding for such timely payment), all Taxes required by law to be withheld or collected by them.

I.12.	No Group Company has distributed any stock or has been the distributee in any distribution of stock.

I.13.	Other than Cliff Gregory, none of the Sellers nor any beneficial owner of the Sellers is a United States taxpayer.

I.14.	The taxable year of each of Group Company ends on December 31.

I.15.
None of the Group Companies has made any entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as anything other than an association for U.S. federal income Tax purposes.

J.	SERVICE PROVIDERS

J.1.
Annex J.1 to the Disclosure Letter contains a true, accurate and complete list of all Employees employed by the Group Companies and such list contains all the particulars of their employment, including name and gender, length of service, current salary and indirect remuneration, such as fringe benefits, profit sharing arrangements, stock option plans, tantièmes and bonuses, severance, medical and life insurance, and other employee welfare or benefit plans or arrangements.

J.2.
Save as Disclosed in the Disclosure Letter, no sum is payable to or for the benefit of any Key Employee or Service Provider (including holiday allowances, holiday payments etc.) and there is no scheme or arrangement in operation by or in relation to any Group Company under which any Key Employee, Service Provider or other Person is entitled to a variable or contingent commission or remuneration of any other sort.

J.3.	Annex J.3 of the Disclosure Letter contains an accurate and complete list of each Company Benefit Plan and each Service Provider Agreement.

J.4.	The Service Provider Agreements are in compliance in all material respects with all applicable Law and do not contain any unusual provisions.

J.5.
There are no arrears in respect of the payment of salaries, fringe benefits, bonuses, pensions or other financial obligations to or in respect of the Service Providers and no Group Company has any Liability to pay compensation for loss of office or employment or a redundancy payment to any present or former Service Provider or any other Person or to make any other statutory payment or any payment for breach of any agreement and no such sums have been paid (whether pursuant to a legal obligation or agreement ex-gratia) since the Accounts Date.

J.6.
There are no ongoing disputes or litigations between the any Group Company and any Service Provider and to the Knowledge of the Non Investor Indemnifying Parties, there are no circumstances which may result in any dispute involving any of the Service Providers.

J.7.	There has not been made any loan or advance payment to any Service Provider which is outstanding.

J.8.
No Group Company is a party to any consultancy, secondment or other agreement for the provision of services of any Person by or to any Group Company and there are no self-employed Persons that are being or should have been treated for Tax purposes as employees of any Group Company. No Group Company is retaining any employees through temporary employment agencies.

J.9.
Annex J.9 to the Disclosure Letter contains an overview of all pension and voluntary early retirement, death, disability, sickness obligations of the Group Companies and of the contributions made or to be made by any Group Company with respect to such pension and voluntary early retirement schemes. All contributions due with respect to the abovementioned pension and voluntary early retirement obligations have at all times been fully paid or provided for in the Accounts and have been made in accordance with all applicable Law. The Accounts contain a sufficient provision for all (contingent) pension obligations, including back service obligations as per the relevant balance sheet dates (if any).

J.10.
So far as the Non Investor Indemnifying Parties are aware, no Employee is in violation of any restrictive covenant, non-competition agreement or any agreement relating to assignment of intellectual property, in each case, to any former employer or third party (Prior Obligations). So far as the Non Investor Indemnifying Parties are aware, no Employee will be in violation of any Prior Obligations by becoming an employee of or performing services for the Purchaser.

J.11.
So far as the Non Investor Indemnifying Parties are aware, no Employee has indicated, whether verbally or in writing to the Company that he/she is, or will be prior to the Completion, terminating his or her employment for any reason.

J.12.
Save as Disclosed in Annex J.12 of the Disclosure Letter, with respect to any Service Provider, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Service Provider, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Group Company (iv) result in any increase in or obligation to fund benefits with respect to any Service Provider; (v) create any limitation or restriction on the right of the Company (or its successor) to merge, amend, or terminate any Company Benefit Plan, or (vi) result in the acceleration of the time of payment, funding, or vesting of any such benefits.

J.13.
Each Group Company is in compliance in all material respects with all applicable Laws, collective bargaining Contracts, orders, extension orders and binding customs respecting labor and employment, including Laws relating to employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours (including overtime wages), worker classification, equal opportunity, pay equity, meal and rest periods, and employee terminations. In each case, with respect to any Service Provider: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Service Providers; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice). No Group Company has any Liability with respect to any misclassification of (A) any Person or Employee located in the U.S. as an independent contractor rather than as an employee; (B) any Service Provider leased from another employer; or (C) any Employee located in the U.S. currently or formerly classified as exempt from overtime wages.

J.14.
No Group Company is a party to any collective bargaining Contracts, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any Service Provider. No collective bargaining Contract is being negotiated by any Group Company relating to any Service Provider. So far as the Non Investor Indemnifying Parties are aware, there are not any strikes, labor disputes, concerted refusal to work overtime, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any Service Provider. No Group Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar applicable Law.

K.	LITIGATION

K.1.
Neither any Group Company nor or any Person for whose acts or defaults such Group Company may be liable, is engaged in any dispute in the sense of any civil, criminal, administrative, arbitration, regulatory or other proceedings, claims, investigations, inquiries, actions (including disciplinary), suits, audits, reviews or prosecutions in any jurisdiction and none of the foregoing is pending or threatened by or against any Group Company or any Person for whose acts or defaults the relevant Group Company is liable, or any of the properties, assets, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) of the foregoing.

K.2.	So far as the Non Investor Indemnifying Parties are aware, there is no fact or circumstance which is likely to give rise to any dispute as referred to in paragraph K.1.

K.3.
No Group Company is, or has been in the past, the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority nor are the Non Investor Indemnifying Parties aware of anything which is likely to give rise to any such investigation, inquiry or proceedings.

K.4.
There is no outstanding judgement, order, writ, injunction, decree, arbitral award or decision of a court, tribunal, arbitrator or other Governmental Authority in any jurisdiction against any Group Company or to which any Group Company is subject.

K.5.	There is no action by the Company currently pending or which the Company intends to initiate.

K.6.
There is no private or governmental action, suit, proceeding, claim, audit, review, arbitration or investigation of any nature (Action) pending, or to the knowledge of the Non Investor Indemnifying Parties, threatened, against such Non Investor Indemnifying Party or any of such Non Investor Indemnifying Party’s properties (whether tangible or intangible), arising out of or relating to (i) the Non Investor Indemnifying Party ’s beneficial ownership of the Shares, (ii) the Non Investor Indemnifying Party’s capacity as a shareholder and managing director of the Company, (iii) this Agreement or any of the Transaction Agreements or the transactions contemplated hereby or thereby, (iv) any contribution, assignment, sale or transfer of assets (tangible and intangible) by such Non Investor Indemnifying Party (or any of its Affiliates) to the Company (or any of its Affiliates), or (v) any other Contract between such Non Investor Indemnifying Party (or any of its Affiliates) and the Company (or any of its Affiliates), nor to the knowledge of the Non Investor Indemnifying Parties is there any reasonable basis therefor. There is no Action pending or, to the knowledge of the Non Investor Indemnifying Parties, threatened against such Non Investor Indemnifying Party with respect to which such Non Investor Indemnifying Party has a right, pursuant to Contract, applicable Law or otherwise, to indemnification from the Company related to facts and circumstances existing prior to Completion, nor are there any facts or circumstances that would give rise to such an Action.

L.	NO FINDER’S FEES

L.1.
The Company has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will the Purchaser or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

M.	RESTRICTIONS ON BUSINESS ACTIVITIES

M.1.
Except as disclosed in Annex M.1 to the Disclosure Letter, there is no Contract (non-competition or otherwise) to which the Company is a party or judgment, injunction, order or decree binding upon the Company which restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after the Completion, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any Company Intellectual Property Rights or Company Products or from providing services to any customers or class of customers, or any potential customers or class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity, or from hiring or soliciting potential employees, consultants or independent contractors.

N.	INTERESTED PARTY TRANSACTIONS

N.1.
No Non Investor Indemnifying Party, no Group Company nor any of their shareholders, officers or managing directors, or Key Employee (nor, to the knowledge of the Non Investor Indemnifying Parties, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) (each, an Interested Party), has or has had, directly or indirectly, (i) any interest in any Person that licensed or licenses from or to, purchased or purchases from, purchased or purchases from, sold or sells or furnished or furnishes to any Group Company any services, products, technology or Intellectual Property Rights or (ii) any interest in any Person that purchases from or sells or furnishes to a Group Company any goods or services or (iii) any interest in, or is a party to, any Contract to which a Group Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Clause N.1.

N.2.
All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products, technology or Intellectual Property Rights to, any Group Company that were entered into on or after the inception of such Group Company have been on an arm’s length basis on terms no less favorable to such Group Company than would be available from an unaffiliated party.

O.	DISCLOSURES

O.1.
The Non Investor Indemnifying Parties have Disclosed to the Purchaser all information and facts relating to the Group Companies and the Business which are or may be material for disclosure to a purchaser of the Shares on the terms of this Agreement and all information and facts so disclosed are true and accurate in all material respects. No representation or warranty by the Non Investor Indemnifying Parties in this Agreement and no statement in the Disclosure Letter or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

O.2.
There is no material fact or circumstance relating to the affairs of any Group Company which has a materially adverse effect on any Group Company and the Business and which has not been Disclosed to the Purchaser.

SCHEDULE 5: THE PURCHASER’S WARRANTIES

1.	The Purchaser is duly incorporated and validly exists under the laws of the State of Delaware.

2.
The Purchaser has all requisite corporate power and authority to execute this Agreement and to effectuate the transactions contemplated hereby, all corporate action necessary to validly and duly authorize the execution and performance of the Agreement and the transactions contemplated hereby has been taken and such entry and performance will not breach, violate, infringe or otherwise affect the rights of any other Person.

3.
This Agreement and all other documents to be executed in accordance with it constitute, or will when executed constitute, binding obligations on the Purchaser and are enforceable in accordance with their respective terms.

4.
Neither the execution and delivery of this Agreement and the Transaction Agreements, the performance by the Purchaser of its obligations hereunder and thereunder, nor the consummation of the Transactions does or will conflict with, result in a breach or violation of, constitute a default under (with or without notice or lapse of time, or both) or require the consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority under any provisions of, any Law applicable to the Purchaser.

5.	Purchaser has and will have at Completion sufficient funds available to pay the Consideration and any expenses incurred by the Purchaser in connection with the Transactions.

6.	The Purchaser is not Insolvent. No matters or circumstances exist which might give rise to the Purchaser becoming Insolvent.
20.

SCHEDULE 6: WARRANTY LIMITATIONS
General

1.
The Sellers’ Warranties are given subject to facts, matters or other information fully, specifically and fairly disclosed in the Disclosed Information in such a manner and with such detail that a prudent individual who is knowledgeable in the relevant field reviewing the relevant information should have reasonably assessed the financial, legal, commercial or other relevance and consequences of such disclosure (Disclosed). Notwithstanding the foregoing, (i) the disclosures set forth in the Disclosure Letter shall be organized under separate section and subsection references that correspond to the paragraphs and subsections of Schedule 4 (Sellers’ Warranties) to which such disclosure relates, (ii) the disclosure set forth in a particular section or subsection of the Disclosure Letter shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of Schedule 4 (Sellers’ Warranties) and (B) such other representations and warranties set forth in Schedule 4 (Sellers’ Warranties) if, and solely to the extent that, upon a reading of the disclosure, without any independent knowledge of the subject matter thereof or the contents of any documents referenced therein, such disclosure is reasonably apparent from the face of such disclosure to apply to such other representations and warranties and (iii) the disclosures set forth in the Disclosure Letter shall be deemed to be representations and warranties made by the Sellers to the Purchaser under Schedule 4 (Sellers’ Warranties).

2.
Each of the Sellers’ Warranties set out in Schedule 4 is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited by a reference to any other paragraphs of Schedule 4 and/or anything in this Agreement.

Disclosed Information

3.
Except with respect to breaches of paragraph H (Tax), the Sellers shall not be liable for any Warranty Breach in respect of any matters that were Disclosed in the Disclosed Information or excepted (as the case may be) in the Sellers’ Warranties themselves and/or otherwise in this Agreement.

Time limitations

4.	All Warranty Claims are subject to a limitation period of 18 months following the Completion Date (the Limitation Period). The Limitation Period does not apply:

(a)	to Fundamental Warranty Claims, which shall terminate after the lapse of the statutory limitation period, except to the extent a later date is provided below; and/or

(b)
to Fundamental Warranty Claims relating to the Sellers’ Warranties referred to in paragraph I (Tax), which shall terminate three (3) months after the expiry of the statutory limitation period for the assessment of liability with respect to the relevant Taxes; and/or

(c)	to IP Warranty Claims, which shall terminate thirty-six (36) months following the Completion Date;

(d)
in connection with a Warranty Claim with respect to a particular Seller to the extent related to, arising out of or resulting from fraud, intentional misrepresentation and/or willful breach in connection with the Transaction committed by such Seller or fraud, intentional misrepresentation and/or willful breach in connection with the Transaction of which such Seller has actual knowledge, including any Warranty Claim in relation to Tax, where any relevant Governmental Authorities alleges fraud, default, negligent conduct or conduct involving dishonesty on the part of any Seller and/or any Group Company or in relation to the matter giving rise to such Warranty Claim, which shall survive without limitation or until such time as the allegation from the Governmental Authority has been dismissed with prejudice or has been determined by a final and non-appealable judgment to have been without merit, or barred through the lapse of time.

Minimum claims

5.
A Warranty Claim shall only be permitted if the aggregate Losses resulting from one or more Warranty Breaches exceeds the amount of $500,000 (five hundred thousand U.S. dollars) in which case the full amount of Losses can be claimed (the Threshold). No individual Loss for a Warranty Claim, which is less than $25,000 (twenty five thousand) shall be taken into account and shall be disregarded for all purposes (the Per Claim Threshold).

6.
Neither the Threshold nor the Per Claim Threshold shall apply to (a) Fundamental Warranty Claims and/or (b) with respect to a particular Seller in connection with a Warranty Claim to the extent related to, arising out of or resulting from fraud, intentional misrepresentation and/or willful breach in connection with the Transaction committed by such Seller or fraud, intentional misrepresentation and/or willful breach in connection with the Transaction of which such Seller has actual knowledge, including any Warranty Claim in relation to Tax, where any relevant Governmental Authorities alleges fraud, default, negligent conduct or conduct involving dishonesty on the part of any Seller and/or any Group Company or in relation to the matter giving rise to such Warranty Claim, which shall survive without limitation or until such time as the allegation from the Governmental Authority has been dismissed with prejudice or has been determined by a final and non-appealable judgment to have been without merit, or barred through the lapse of time.

Maximum liability

7.
Except for Warranty Claims to the extent related to, arising out of or resulting from fraud, intentional misrepresentation and/or willful breach in connection with the Transaction committed by such Seller or fraud, intentional misrepresentation and/or willful breach in connection with the Transaction of which such Seller has actual knowledge:

(a)
the maximum liability of each Investor Indemnifying Party in respect of any and all Warranty Claims (other than such Investor Indemnifying Party’s own Personal Fundamental Warranty Claims), taken together with any and all liabilities under Clause 11.1 (Seller’s Indemnities) shall be an amount equal to its Pro Rata Part of the Indemnity Escrow Amount then remaining in the Indemnity Escrow Account; and

(b)
the maximum liability of each Investor Indemnifying Party in respect of any and all Personal Fundamental Warranty Claims with respect to such Investor Indemnifying Party’s own Personal Fundamental Warranties shall be an amount equal to the amount of Consideration actually paid to such Seller.

8.
Except for Warranty Claims to the extent related to, arising out of or resulting from fraud, intentional misrepresentation and/or willful breach in connection with the Transaction committed by such Seller or fraud, intentional misrepresentation and/or willful breach in connection with the Transaction of which such Seller has actual knowledge:

(a)
the maximum liability of each Non Investor Indemnifying Party in respect of any and all Warranty Claims (other than IP Warranty Claims and Fundamental Warranty Claims) shall be an amount equal to its Pro Rata Part of the Indemnity Escrow Amount then remaining in the Indemnity Escrow Account;

(b)
the maximum liability of each Non Investor Indemnifying Party in respect of any and all IP Warranty Claims shall be an amount equal to its Pro Rata Part of 50% of the Consideration (provided that any forfeited Holdback Payment shall reduce the Pro Rata Part of the Company Holding); and

(c)	the maximum liability of each Non Investor Indemnifying Party in respect of any and all Fundamental Warranty Claims shall be an amount equal to its Pro Rata Part of 100% of the Consideration;

9.
Subject to the terms and conditions in this Agreement, except for (a) Claims to the extent related to, arising out of or resulting from fraud, intentional misrepresentation and/or willful breach in connection with the Transaction committed by such Seller or fraud, intentional misrepresentation and/or willful breach in connection with the Transaction of which such Seller has actual knowledge and (b) Personal Fundamental Warranty Claims, each of the Sellers shall separately be liable, in proportion to its Pro Rata Part, in respect of any Claim. For the avoidance of doubt, the Sellers shall not be jointly and severally (hoofdelijk) liable for any Claim of the Purchaser.

10.
For the purpose of determining not only whether a breach, inaccuracy or failure of a Sellers’ Warranty has occurred but also the amount of Losses suffered for the purposes of a Warranty Claim, such Sellers’ Warranty shall be deemed to be made without any qualification or limitation as to materiality or similar concept (except with respect to the Contracts identified in Paragraph D.1 and the definition of “Material Contracts”).

11.
Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit a Seller’s liability (or the source of the Purchaser’s recovery in respect thereof) in the case of fraud, intentional misrepresentation and/or willful breach in connection with the Transaction committed by such Seller or fraud, intentional misrepresentation and/or willful breach in connection with the Transaction of which such Seller has actual knowledge, and in such case, the Purchaser can recover any and all of its Losses related to, arising out of or resulting from such items directly from such Seller.

12.
Notwithstanding anything to the contrary in this Agreement, the maximum total Liability for each Seller for Claims shall not exceed the amount of Consideration actually paid to such Seller other than in case of fraud, intentional misrepresentation and/or willful breach in connection with the Transaction committed by such Seller or fraud, intentional misrepresentation and/or willful breach in connection with the Transaction of which such Seller has actual knowledge.

Exclusive remedy

13.
From and after the Completion, Claims against any or all of the Sellers and claims under the Warranty Insurance shall be the sole and exclusive remedy of any Indemnified Party for monetary damages in connection with the Sellers’ Warranties and the Indemnities; provided, however, that nothing in this Agreement shall limit the right of the Purchaser or any other Indemnified Party to pursue (a) specific performance, injunctive relief or other non-monetary equitable remedies with respect to any breach of any covenant or other agreement contained herein (but not, for the avoidance of doubt, with respect to any breach of any of the Sellers’ Warranties and Indemnities (except with respect to any breach of any of the covenants, agreements or obligations made by Sellers in this Agreement)) or (b) remedies against any Person who committed fraud.

Matters arising after the Completion Date

14.
The Sellers shall not be liable in respect of a Warranty Claim in respect of any matter, act, omission or circumstance arising after the Completion Date to the extent that the same would not have occurred but for:

(a)	the passing of, or any change in any Law or administrative practice of any Governmental Authority after the Completion, not actually in effect at Completion; or

(b)	any change in any accounting policy, basis or practice of the Purchaser introduced or having effect after the Completion.
Duty to mitigate

15.
Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty to take reasonable steps to mitigate any Loss suffered or incurred by it as a result of any of the Sellers’ Warranties being untrue or inaccurate to the extent required by applicable Laws.

SCHEDULE 7: PROTECTIVE COVENANTS

1.	Non-Compete and non-solicitation obligations
Each Non Investor Indemnifying Party and each Founder covenants and agrees with the Purchaser and the Group that, from the Signing Date, neither such Non Investor Indemnifying Party nor such Founder, as the case may be, nor its or his respective Affiliates, its or his respective directors and their respective spouses (whether alone or jointly with another Person and whether directly or indirectly and whether as shareholder, partner, promoter, director, officer, agent, manager, employee or consultant in or to any other Person), shall, without the prior written consent of the Purchaser:

(a)	directly or indirectly, incorporate, establish or engage (and shall immediately cease to engage if currently so engaged) in any Competing Business anywhere in the world (the Territory);

(b)	acquire or hold an interest in or have a joint venture or other cooperative arrangement with any firm or company which is engaged in any Competing Business in the Territory;

(c)
solicit or endeavour to entice away or discourage from dealing with any Group Company or the Purchaser, any client, customer or supplier or other Person, who is at the time of the purported solicitation, enticement or discouragement was during the 12 (twelve) months prior thereto a client, supplier, or customer of a Group Company;

(d)
supply or provide any services in, or competitive with those in, any Competing Business, to any Person who is at the time of the supply or provision or was during the 12 (twelve) months prior thereto a customer of a Group Company; or

(e)	solicit, entice away or endeavour to entice away, engage, hire or employ, in each case directly or indirectly, any employee of a Group Company or the Purchaser.
Notwithstanding the foregoing, it is acknowledged and agreed that Cliff Gregory shall not be in breach of the covenants set forth in this Clause 1 of Schedule 7 due to engaging in the business of SecurityMatters LLC, to the extent expressly permitted by the agreement between the Company and SecurityMatters LLC, as amended in the Agreed Form pursuant to Clause 5.1.2(h) of the Agreement.

2.	Duration
Each of the covenants contained in paragraph 1 of this Schedule 7 shall be deemed to constitute a separate covenant and shall be construed independently of the others and each of these covenants shall remain valid for the period of tw0 (2) years from the Completion Date.

3.	Reduction period or scope
Each of the Parties hereby agrees that each of the covenants contained in paragraph 1 of this Schedule 7 is reasonable and necessary for the protection of the Purchaser’s and the Company’s interests in the Business. If, however, a court of competent jurisdiction should determine that any of the covenants in paragraph 1 of this Schedule 7 is unenforceable by reason of the given period of time or the geographic scope stated herein, then the period of time and/or geographic scope shall be reduced to the maximum period or scope which would be enforceable.

4.	Penalty

In the event of any Non Investor Indemnifying Party or any Founder breaching any of the covenants contained in paragraph 1 of this Schedule 7, it shall without any prior notice or other action or formality being required, become liable to the Purchaser and/or the relevant Group Company for an immediately due and payable penalty amounting to $50,000 for each infringement and to $10,000 for each day such breach will continue, without any damage or loss requiring to be proven and without prejudice to the right of the Purchaser and/or the relevant Group Company to claim additional damages.

SCHEDULE 8-A: WARRANTY INSURANCE
[see attached]
SCHEDULE 8-B: WARRANTY INSURANCE COSTS
[see attached]
SCHEDULE 9-A: KEY EMPLOYEES

1.	Bolzoni, Damiano

2.	Brown, David

3.	Constante, Elisa

4.	Schade, Christiaan

5.	Trivellato, Daniel

6.	van Westering, Christiaan

7.	Zambon, Emmanuele

SCHEDULE 9-B: REPRICED OPTION HOLDERS

1.	Distler, Dennis

2.	Murphy, Dennis

3.	Nuth, Thomas

4.	Proctor, Brian

SCHEDULE 9-C: DESIGNATED PROMISED OPTION HOLDERS

1.	Brown, David

2.	Distler, Dennis

3.	Proctor, Brian

SCHEDULE 10: Disclosed Contracts
[see attached]

SCHEDULE 11: SPECIFIED INDEMNITY MATTERS

1.
Any Tax Liabilities (including social security contributions, penalties, costs, fees, interests and charges) of the Group resulting from any consultancy, or management agreements with any Person being requalified by the competent Tax authorities as an employment agreement.

2.	Any Tax Liabilities of the Group resulting from the Permanent Establishment in Spain.

3.
Any failure by a Group Company to acquire from any Service Provider or other Person who developed or created any Intellectual Property Rights or Technology for any Group Company, a valid, proper, enforceable, sufficient, and timely assignment of that Intellectual Property Right or Technology (to the extent that the termination of employment or engagement with that Group Company regarding that employee, consultant, or Person occurred before September 2016).

4.
Any failure to comply with the General Data Protection Regulation or to implement appropriate security plans, procedures and facilities to ensure compliance by the Group with the General Data Protection Regulation.